UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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School Specialty, Inc.

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SCHOOL SPECIALTY, INC.

W6316 Design Drive

Greenville, WI 54942

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 21, 2012

To the Shareholders of School Specialty, Inc.:

The 2012 Annual Meeting of Shareholders of School Specialty, Inc. will be held at School Specialty’s headquarters, located at W6316 Design Drive, Greenville, Wisconsin, on Tuesday, August 21, 2012 at 8:30 a.m. Central Time for the following purposes:

(1)	To elect the director nominated by the Board of Directors of School Specialty, Inc. to serve until the 2014 Annual Meeting of Shareholders as a Class I director and the two directors nominated by the Board of Directors to serve until the 2015 Annual Meeting of Shareholders as Class II directors;

(2)	To approve the amended and restated School Specialty, Inc. Incentive Bonus Plan;

(3)	To consider an advisory vote on the compensation of School Specialty, Inc.’s named executive officers;

(4)	To ratify the appointment of Deloitte & Touche LLP as School Specialty, Inc.’s independent registered public accounting firm for fiscal 2013; and

(5)	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement.

Shareholders of record at the close of business on July 2, 2012 are entitled to receive notice of and to vote at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, you are urged to vote by completing and returning the enclosed proxy card, or by telephone or via the Internet. Your prompt voting by proxy will help ensure a quorum. If you vote by proxy and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures described in the attached Proxy Statement.

By Order of the Board of Directors

Joseph F. Franzoi IV, Secretary

July 18, 2012

SCHOOL SPECIALTY, INC.

W6316 Design Drive

Greenville, Wisconsin 54942

July 19, 2012

Proxy Statement

Unless the context requires otherwise, all references to “School Specialty,” the “Company,” “we” or “our” refer to School Specialty, Inc. and its subsidiaries. Our fiscal year ends on the last Saturday of April each year. In this Proxy Statement, we refer to fiscal years by reference to the calendar year in which they end (e.g., the fiscal year ended April 28, 2012 is referred to as “fiscal 2012”).

This Proxy Statement is furnished by the Board of Directors of School Specialty for the solicitation of proxies from the holders of our common stock, $0.001 par value (the “Common Stock”), in connection with the Annual Meeting of Shareholders to be held at School Specialty’s headquarters, located at W6316 Design Drive, Greenville, Wisconsin, on Tuesday, August 21, 2012 at 8:30 a.m. Central Time, and at any adjournment or postponement thereof (the “Annual Meeting”). Shareholders may obtain directions to the Annual Meeting of Shareholders by contacting Karen A. Riching, Assistant Secretary, School Specialty, Inc., W6316 Design Drive, Greenville, Wisconsin 54942, telephone: (888) 388-3224.

It is expected that the Notice of Annual Meeting of Shareholders, this Proxy Statement and the enclosed proxy card, together with our Annual Report on Form 10-K for fiscal 2012, will first be sent to shareholders on or about July 19, 2012.

Shareholders can ensure that their shares are voted at the Annual Meeting by signing, dating and returning the enclosed proxy card in the envelope provided, by calling the toll-free telephone number listed on the proxy card or by following the instructions on the proxy card for Internet voting. If you submit a signed proxy card or vote by telephone or via the Internet, you may still attend the Annual Meeting and vote in person. Any shareholder giving a proxy may revoke it before it is voted by submitting to School Specialty’s Secretary a written revocation or by submitting another proxy by telephone, Internet or mail that is received later. You will not revoke a proxy merely by attending the Annual Meeting unless you file a written notice of revocation of the proxy with School Specialty’s Secretary at any time prior to voting.

Proxies will be voted as specified by the shareholders. Where specific choices are not indicated, proxies will be voted as follows:

•

FOR the election of the individual nominated by the Company’s Board of Directors to serve as a Class I director and the two individuals nominated by the Company’s Board of Directors to serve as Class II directors;

•	FOR approval of the amended and restated School Specialty, Inc. Incentive Bonus Plan;

•	FOR approval of the compensation of our Named Executive Officers (as defined in this Proxy Statement); and

•	FOR ratification of the appointment of the independent registered public accounting firm.

The Board of Directors knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote on the same in their discretion.

The expense of printing and mailing proxy materials, including expenses involved in forwarding materials to beneficial owners of Common Stock held in the name of another person, will be paid by School Specialty. No solicitation, other than by mail, is currently planned, except that officers or employees of School Specialty may solicit the return of proxies from certain shareholders by telephone or other electronic means.

Only shareholders of record at the close of business on July 2, 2012 (the “Record Date”) are entitled to receive notice of and to vote the shares of Common Stock registered in their name at the Annual Meeting. As of the Record Date, we had approximately 19,170,820 shares of Common Stock outstanding. Each share of Common Stock entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting.

Under Wisconsin law and School Specialty’s Amended and Restated By-Laws, the presence of a quorum is required to conduct business at the Annual Meeting. A quorum is defined as the presence, either in person or by proxy, of a majority of the total outstanding shares of Common Stock entitled to vote at the Annual Meeting. The shares represented at the Annual Meeting by proxies that are marked, with respect to the director election, “withhold authority” or, with respect to any other proposals, “abstain,” will be counted as shares present for the purpose of determining whether a quorum is present. Broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from beneficial owners to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will also be counted as shares present for purposes of determining a quorum.

With respect to the vote required to approve the proposals to be considered at the Annual Meeting, the following rules apply:

•

The directors will be elected by the affirmative vote of a plurality of the shares of Common Stock present, either in person or by proxy, at the Annual Meeting and entitled to vote. In the election of a director, votes may be cast in favor or withheld. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

•

Approvals of the amended and restated School Specialty, Inc. Incentive Bonus Plan and the advisory resolution on the compensation of the Named Executive Officers each require that the number of votes cast in favor of the proposal exceed the number of votes cast opposing it. Abstentions and broker non-votes will therefore have no effect on the approvals of these proposals.

•

Ratification of the appointment of the independent registered public accounting firm requires that the number of votes cast in favor of ratification exceed the number of votes cast opposing the ratification. Abstentions and broker non-votes will therefore have no effect on the approval of this proposal.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be held on August 21, 2012

This Proxy Statement and the Company’s Annual Report on Form 10-K are available online at

www.voteproxy.com

(Select “View Materials Online” from the Shareholder Proxy Services menu.)

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of the Record Date (unless otherwise specified) regarding the beneficial ownership of shares of Common Stock by each of our directors, the executive officers named in the summary compensation table (the “Named Executive Officers”), all of our directors and executive officers as a group and each person believed by us to be a beneficial owner of more than 5% of the outstanding Common Stock. Except as otherwise indicated, the business address of each of the following is W6316 Design Drive, Greenville, Wisconsin 54942.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares (15)
Michael P. Lavelle (2)	159,339	*
David N. Vander Ploeg (1) (2)	123,474	*
Richmond Y. Holden (1) (2)	62,450	*
Gerald T. Hughes (2)	71,200	*
Kathryn Pepper-Miller (2)	10,000	*
Rachel P. McKinney (1)	26,950	*
Steven F. Korte	0	*
A. Jacqueline Dout (1)	34,170	*
Edward C. Emma (1)	44,170	*
Terry L. Lay (1)	48,670	*
Jonathan J. Ledecky (1)	545,337	2.8%
Herbert A. Trucksess, III (1)	41,170	*
David J. Vander Zanden (1)	586,848	3.1%
Jacqueline F. Woods (1)	38,840	*
All executive officers, directors and director nominees as a group (12 persons) (1)	1,765,668	9.2%

MSD Capital, L.P. (3) MSD SBI, L.P. Michael S. Dell 645 Fifth Avenue, 21st Floor New York, NY 10022	2,884,499	15.0%

Zazove Associates, LLC (4) Zazove Associates, Inc. Gene T. Pretti 1001 Tahoe Boulevard Incline Village, NV 89451	2,205,572	11.5%

Stadium Capital Management, LLC (5) Alexander M. Seaver Bradley R. Kent Stadium Capital Partners, L.P. 199 Elm Street New Canaan, CT 06840	1,925,573	10.0%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares (15)
Artisan Partners Holdings LP (6) Artisan Investment Corporation Artisan Partners Limited Partnership Artisan Investments GP LLC ZFIC, Inc. Andrew A. Ziegler Carlene M. Ziegler Artisan Partners Funds, Inc. 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	1,782,053	9.3%

Kendall Square Capital, LLC (7) Kendall Square QP, LP Jason F. Harris	1,608,094	8.4%

Wells Fargo & Company (8) 420 Montgomery Street San Francisco, CA 94163	1,507,399	7.9%

Robert E. Robotti (9) Robotti & Company, Incorporated Robotti & Company, LLC Robotti & Company Advisors, LLC 6 East 43rd Street, 23rd Floor New York, NY 10017	1,488,631	7.8%

Dimensional Fund Advisors LP (10) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,476,005	7.7%

BlackRock Inc. (11) 40 East 52nd Street New York, NY 10022	1,349,136	7.0%

Lee Munder Capital Group LLC (12) 200 Clarendon Street, T-28 Boston, MA 02116	1,185,909	6.2%

Capital Research Global Investors (13) 933 South Hope Street Los Angeles, CA 90071	1,153,240	6.0%

LaGrange Capital Partners, L.P. (14) LaGrange Capital Management, LLC LaGrange Capital Partners Offshore Fund, Ltd. LaGrange Capital Administration, L.L.C. Frank LaGrange Johnson 570 Lexington Avenue, 27th Floor New York, NY 10022	953,811	5.0%

*	Less than 1% of the outstanding Common Stock.

(1)	Share amounts include shares subject to options granted under our 1998, 2002 and/or 2008 Stock Incentive Plans, or pursuant to inducement grants, that are currently exercisable, or exercisable within 60 days after the Record Date, in the amount of 72,050 for Mr. Vander Ploeg, 30,450 for Mr. Holden, 26,950 for Ms. McKinney, 25,820 for Ms. Dout, 30,820 for Mr. Emma, 40,820 for Mr. Lay, 35,820 for Mr. Ledecky, 30,820 for Mr. Trucksess, 458,725 for Mr. Vander Zanden, 30,820 for Ms. Woods and 756,145 for all executive officers and directors as a group.

(2)	Share amounts included restricted share awards granted in fiscal 2012 and 2011 under our 2002 and/or 2008 Stock Incentive Plans, or pursuant to inducement grants, in the amount of 75,000 for Mr. Lavelle, 42,000 for Mr. Vander Ploeg, 20,000 for Mr. Hughes, 32,000 for Mr. Holden, 10,000 for Ms. Pepper-Miller and 179,000 for all executive officers and directors as a group which, while not currently vested, have full voting rights.

(3)	MSD Capital, L.P., MSD SBI, L.P. and Michael S. Dell have jointly filed an amended Schedule 13D with the Securities and Exchange Commission (“SEC”) reporting that they had, as of June 22, 2012, shared voting and dispositive power over 2,884,499 shares of Common Stock.

(4)	The parties have filed an amended Schedule 13G with the SEC reporting that they had, as of January 31, 2012, sole voting and dispositive power over 2,205,572 shares of Common Stock. According to the filing, the shares reported are issuable upon the conversion of the Company’s 3.75% Convertible Subordinated Debentures due November 30, 2026 (the “Convertible Securities”) and are deemed by the parties to the filing to be beneficially owned as a result of the reporting persons’ beneficial ownership of the Convertible Securities.

The Company notes that, under the terms of the Convertible Securities, the conversion obligation with respect to the Convertible Securities will be satisfied in cash up to the accreted principal amount on the date of conversion, and may be satisfied in cash or in Common Stock, at the Company’s option, with respect to any amounts payable in excess of the accreted principal amount.

(5)	The parties have jointly filed an amended Schedule 13G with the SEC reporting that Stadium Capital Management, LLC (“SCM”), Alexander M. Seaver and Bradley R. Kent each had, as of May 18, 2012, shared voting and dispositive power over 1,925,573 shares of Common Stock, and that Stadium Capital Partners, L.P. (“SCP”) had shared voting and dispositive power over 1,767,695 shares of Common Stock. According to the filing, SCM is an investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock reported. Mr. Seaver and Mr. Kent are Managing Members of SCM, and SCM is the General Partner of SCP.

(6)	The parties have filed an amended Schedule 13G with the SEC reporting that, with the exception of Artisan Partners Funds, Inc. (“Artisan Funds”) they had, as of December 31, 2011, shared voting power over 1,710,153 shares of Common Stock and shared dispositive power over 1,782,053 shares of Common Stock, and that Artisan Funds had shared voting and dispositive power over 1,197,653 shares of Common Stock. According to the filing, the shares were acquired on behalf of discretionary clients of Artisan Partners Limited Partnership (“Artisan Partners”), which holds 1,782,053 shares, including 1,197,653 shares on behalf of Artisan Funds. Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares. Artisan Investment Corporation (“Artisan Corp.”) is the general partner of Artisan Partners Holdings LP; Artisan Investments GP LLC is the general partner of Artisan Partners; ZFIC, Inc. (“ZFIC”) is the sole stockholder of Artisan Corp.; and Mr. Ziegler and Ms. Ziegler are the principal stockholders of ZFIC. Artisan Funds is a registered investment company under Section 8 of the Investment Company Act of 1940, as amended (the “1940 Act”).

(7)	The parties have filed a Schedule 13G with the SEC reporting that, as of May 3, 2012, Kendall Square Capital, LLC (the “General Partner”) and Jason F. Harris had shared voting and dispositive power over 1,608,094 shares of Common Stock, and Kendall Square QP, LP (the “QP Fund”) had shared voting and dispositive power over 1,454,800 shares of Common Stock. According to the filing, it relates to shares held for the account of each of the QP Fund and Kendall Square Capital LP, a Delaware Limited Partnership (the “LP Fund”). The General Partner serves as the general partner of each of the QP Fund and the LP Fund, and Mr. Harris serves as the managing member of the General Partner.

(8)	Wells Fargo & Company (“Wells Fargo”) has filed an amended Schedule 13G with the SEC reporting that it had, as of December 31, 2011, sole voting power over 982,720 shares of Common Stock, sole dispositive power over 1,358,999 shares of Common Stock and shared dispositive power over 400 shares of Common Stock. Wells Fargo made the filing on its own behalf and on behalf of the subsidiaries listed in the filing, with whom the securities reported are beneficially owned on a consolidated basis.

(9)	The parties have filed a Schedule 13D with the SEC indicating that Robert E. Robotti, Robotti & Company, Incorporated (“Robotti Inc.”) and Robotti & Company Advisors, LLC (“Robotti Advisors”) had, as of May 15, 2012, shared voting and dispositive power over 1,488,631 shares of Common Stock, and Robotti & Company, LLC (“Robotti LLC”) beneficially owned 45,300 shares of Common Stock. According to the filing, Mr. Robotti serves as the president and treasurer of Robotti Inc. Robotti Inc. is the parent holding company of Robotti LLC and Robotti Advisors. Robotti LLC is a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(10)	Dimensional Fund Advisors LP (“Dimensional”) has filed an amended Schedule 13G with the SEC reporting that it had, as of December 31, 2011, sole voting power over 1,450,730 shares of Common Stock and sole dispositive power over 1,476,005 shares of Common Stock in its role as investment advisor to four investment companies registered under the 1940 Act, and investment manager to certain other comingled group trusts and separate accounts (such trusts and accounts, together with such investment companies, referred to as the “Funds”). According to the filing, all securities reported therein are owned by the Funds, and Dimensional disclaims beneficial ownership of such securities.

(11)	BlackRock Inc. (“BlackRock”) has filed an amended Schedule 13G with the SEC reporting that it had, as of December 30, 2011, sole voting and dispositive power over 1,349,136 shares of Common Stock.

(12)	Lee Munder Capital Group LLC (“Lee Munder”) has filed an amended Schedule 13G with the SEC reporting that, as of December 31, 2011, Lee Munder was the beneficial owner of 1,185,909 shares of Common Stock and had sole voting power over 792,094 shares.

(13)	Capital Research Global Investors (“CRGI”), a division of Capital Research and Management Company (“CRMC”), has filed an amended Schedule 13G with the SEC reporting that CRGI is deemed to be the beneficial owner of 1,153,240 shares of Common Stock as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the 1940 Act.

(14)	The parties have filed a Schedule 13G with the SEC reporting that LaGrange Capital Partners, L.P. (“Capital Partners”) and LaGrange Capital Management, LLC (“Capital Management”) had, as of May 30, 2012, sole voting and dispositive power over 747,213 shares of Common Stock, LaGrange Capital Partners Offshore Fund, Ltd. (“Capital Partners Offshore Fund”) had sole voting and dispositive power over 206,598 shares of Common Stock, LaGrange Capital Administration, L.L.C. had shared voting and dispositive power over 953,811 shares of Common Stock and Frank LaGrange Johnson had sole voting and beneficial power over 969,061 shares of Common Stock. Capital Management is the general partner of Capital Partners. Capital Administration is the investment manager of Capital Partners and Capital Partners Offshore Fund. Mr. LaGrange Johnson is the managing member of each of Capital Management and Capital Administration. By virtue of these relationships, Capital Management may be deemed to beneficially own the reported shares owned directly by Capital Partners, Capital Administration may be deemed to beneficially own the reported shares owned directly by Capital Partners and Capital Partners Offshore Fund, and Mr. LaGrange Johnson may be deemed to beneficially own the reported shares owned directly by each of Capital Partners and Capital Partners Offshore Fund, and additional shares owned by Mr. Johnson and his spouse. According to the filing, each of the parties disclaims beneficial ownership of the shares reported herein except to the extent of its or his pecuniary interest therein.

(15)	Based on 19,170,820 shares of Common Stock outstanding as of the Record Date.

PROPOSAL ONE: ELECTION OF DIRECTORS

School Specialty’s Board of Directors currently consists of eight members. The Board of Directors has determined that the majority of the current directors are independent as defined for companies trading on The NASDAQ Global Select Market (“NASDAQ”). Our independent directors include A. Jacqueline Dout, Edward C. Emma, Terry L. Lay, Jonathan J. Ledecky, Herbert A. Trucksess, III and Jacqueline F. Woods. Directors are divided into three classes, designated as Class I, Class II and Class III, with staggered terms of three years each.

The term of office of the directors in Class II expires at the Annual Meeting. The Board of Directors proposes that the Mr. Vander Zanden and Ms. Woods be elected as Class II directors for a new term ending at the 2015 Annual Meeting and until their successors are duly elected and qualified. Both of these nominees for director currently serve as Class II directors and are standing for re-election. Mr. Vander Zanden was entitled to be nominated for election at the Annual Meeting pursuant to his Employment Agreement dated June 27, 2011.

In addition, under the Company’s Articles of Incorporation, as amended, and Amended and Restated By-Laws, any director appointed to the Board of Directors by the Board will hold office until the next annual meeting of shareholders of the Company, regardless of the remaining term of directors of the class to which the director has been elected. As a result, the Board of Directors proposes that Mr. Lavelle, who was appointed to the Board as a Class I director effective January 12, 2012 in connection with his appointment as the Company’s President and Chief Executive Officer, be elected as a Class I director to hold office until the 2014 Annual Meeting of Shareholders, which is the remaining term of the Class I directors.

Each of the nominees has indicated a willingness to serve as a director, but if any of the nominees should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board of Directors recommends.

The Governance/Nominating Committee has adopted guidelines for evaluating and selecting candidates for nomination to the Board of Directors. According to the guidelines, the Board of Directors should be composed of:

•	directors who will bring to the Board of Directors a variety of experience and backgrounds;

•	directors who will form a central core of business executives with substantial senior management experience and financial expertise;

•

directors who will represent the balanced, best interests of the shareholders as a whole and the interests of the Company’s stakeholders, as appropriate, rather than special interest groups or constituencies; and

•	qualified individuals who reflect a diversity of experience, gender, race and age.

The Governance/Nominating Committee evaluates the Board as a whole to determine the extent to which these guidelines are satisfied. Taken together, the Governance/Nominating Committee believes that the directors listed below form a core of business executives with substantial management experience and financial expertise and fulfill the objectives described above. The descriptions in this section provide certain biographical information about each of the nominees for election as a director, followed by a statement regarding the specific experience, qualifications, attributes or skills that led to the Governance/Nominating Committee’s conclusion that each director should serve as a director of the Company.

The Board of Directors unanimously recommends that shareholders vote “for” the election of each of the nominees to serve as directors set forth below.

NOMINEES FOR DIRECTOR

CLASS II

(term expiring 2015)

Name and Age of Director

David J. Vander Zanden Age 57

Retired. Mr. Vander Zanden served as President and Chief Executive Officer of School Specialty from November 2009 to January 2012 and as Chief Executive Officer from September 2002 to November 2009. He also served as both President and Chief Executive Officer from September 2002 to March 2007 and as Interim Chief Executive Officer from March 2002 to September 2002. Mr. Vander Zanden served as President and Chief Operating Officer from March 1998 to March 2002. From 1992 to March 1998, he served as President of Ariens Company, a manufacturer of outdoor lawn and garden equipment. Mr. Vander Zanden has served as a director of School Specialty since June 1998.

The Governance/Nominating Committee believes that Mr. Vander Zanden’s experience as the Company’s former Chief Executive Officer and other leadership positions within School Specialty, including his service as director, gives him unique insights into the Company’s challenges, opportunities and operations. This experience, along with his extensive business background and financial expertise, make him a critical member of the Board of Directors.

Jacqueline F. Woods Age 64

Ms. Woods has served as a director of School Specialty since December 2006. Ms. Woods is the retired President of AT&T Ohio, formerly SBC Ohio, and currently is a senior consultant specializing in executive coaching, media relations and crisis communications. She is also a director of The Timken Company, a manufacturer of highly engineered bearings, alloy steels, and related components and assemblies; The Andersons, Inc., a diversified agribusiness and retailing firm that operates grain elevators, distributes fertilizer and manages rail cars; University Hospitals; and Playhouse Square Foundation. Additionally, she is trustee of Kent State University and Muskingum College.

The Governance/Nominating Committee believes that the Board of Directors benefits from Ms. Woods’s years of executive management experience as a senior executive at a large company, in her current role as a senior consultant, and as a member of various business and non-profit organization boards. Ms. Woods’s strong leadership experience, and extensive knowledge in the areas of marketing, strategy development, corporate governance and compensation also provide valuable experience and insight to the Board of Directors.

NOMINEE FOR DIRECTOR

CLASS I

(term expiring 2014)

Name and Age of Director

Michael P. Lavelle Age 42

Mr. Lavelle has been President and Chief Executive Officer of School Specialty since January 2012. He served as President, Senior Vice President, and Vice President of several divisions of Houghton Mifflin Harcourt, a company specializing in educational products, reference works and literature, from 2001 to 2011. In May 2012, Houghton Mifflin Harcourt filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code. Prior to joining Houghton Mifflin Harcourt, Mr. Lavelle served as Chief Financial Officer of John Zink Company, a portfolio company of Koch Industries, a privately held company specializing in manufacturing, trading and investments, from 1997 to 2000, and as Chief Financial Officer of Marcegaglia USA, a carbon and stainless steel manufacturer, from 1994 to 1997.

The Corporate Governance/Nominating Committee believes that Mr. Lavelle’s position as President and Chief Executive Officer of the Company makes him an integral part of the Board. His leadership experience prior to joining the Company also gives him important insight into the Company and the industry and markets in which it competes.

CONTINUING DIRECTORS—CLASS III

(term expiring 2013)

Name and Age of Director

A. Jacqueline Dout Age 57

Ms. Dout has served as a director of School Specialty since August 2007. Ms. Dout is President of Jacqueline Dout Enterprises, a strategic and financial advisory company. She retired at the end of 2008 from Pella Corporation, a designer, tester, manufacturer and installer of windows and doors, as Senior Vice President, Chief Financial Officer and Secretary, having joined the company in 2002. Prior to joining Pella, Ms. Dout was President of JJB Enterprises, Inc., a strategic and financial consulting firm. From 1994 to 1998, she was Executive Vice President and Chief Financial Officer of Champion Enterprises, Inc., a manufactured home builder and retailer, and before that was Vice President and Treasurer for IMCERA Group, Inc., a maker and seller of medical products. Ms. Dout is a director and a member of the compensation committee of The Charles Machine Works, Inc., a designer and producer of underground construction equipment. She has served on numerous education boards, including the Iowa State Board of Education and several university boards.

The Governance/Nominating Committee believes that the Board of Directors benefits from Ms. Dout’s significant expertise in the areas of accounting, finance, and mergers and acquisitions, as well as her substantial experience as a senior executive officer at several large public and private companies. The Board also benefits from Ms. Dout’s past experience as a public company director, audit committee chair and compensation committee member. In Ms. Dout role as a senior executive, her responsibilities have included such operational and administrative functions as human resources, information technology, strategic planning and supply management. Ms. Dout’s experience as a director of the Company and as a member of the Audit Committee, including as one of the designated “audit committee financial experts,” has provided her with a deep understanding of the business of the Company and the markets in which it competes.

Terry L. Lay Age 64

Mr. Lay has served as a director of School Specialty since June 2004 and was appointed non-executive Chairman of the Board in February 2006. Mr. Lay, who is retired, served as the Chairman and Chief Executive Officer of Haggar Clothing Co. from November 2007 through May 2009. Mr. Lay had previously been retired from VF Corporation since June 2005, having served as its Vice President and Chairman – Global Jeanswear Coalition. Previously, he served as Vice President and Chairman – Outdoor and International Jeanswear Coalitions. In October 2000, Mr. Lay was named Vice President Global Processes for VF Corporation in addition to his role as Chairman of VF’s International Jeanswear Coalition, which he held from March 1999 until his retirement. He previously served as President of the Lee Apparel Company.

The Governance/Nominating Committee believes that Mr. Lay’s experience with the Company as a director and non-executive Chairman of the Board, and as one of the designated “audit committee financial experts” of the Audit Committee, has given him an in-depth knowledge of all aspects of the Company’s business. The Committee also believes that the Board of Directors benefits from the leadership experience Mr. Lay has obtained as a senior executive officer at several large companies. He is highly experienced in driving operational excellence and attainment of financial objectives under a variety of economic and competitive conditions.

Herbert A. Trucksess, III Age 63

Mr. Trucksess has been a director of School Specialty since February 2007. He is the current Chairman and former Chief Executive Officer of Saia, Inc., previously SCS Transportation Inc., a leading less-than-truckload transportation and supply chain solutions business. Prior to leading Saia, Mr. Trucksess was Chief Financial Officer at Saia’s former parent, Yellow Corporation (now YRC Worldwide) and previously held executive positions with Preston Corporation, a holding company for regional less-than-truckload carriers acquired by Yellow Corporation in 1993, and with affiliates of Sun Company (now Sunoco, Inc.).

The Governance/Nominating Committee believes that the Board of Directors benefits from the substantial senior management experience Mr. Trucksess has obtained through his positions at various large public companies. The Committee also believes that the Board of Directors benefits from Mr. Trucksess’ extensive finance and accounting expertise as well as his knowledge of the transportation industry, which is an important component affecting the Company’s operations. Mr. Trucksess’ experience as a director of the Company and as the Chairman of the Audit Committee, including as one of the designated “audit committee financial experts,” have provided him with a deep understanding of the business of the Company and the markets in which it competes.

CONTINUING DIRECTORS—CLASS I

(term expiring 2014)

Name and Age of Director

Edward C. Emma Age 57

Mr. Emma has served as a director of School Specialty since June 2006. He has been President and Chief Operating Officer of Jockey International, Inc. since 1995, and has served in various management roles at Jockey International since 1991. Mr. Emma has been a director of Jockey International since 1994.

The Governance/Nominating Committee believes that the Board of Directors benefits from Mr. Emma’s experience as the President, Chief Operating Officer and a director of Jockey International. The Committee also believes that the Board of Directors benefits from the operational and strategic planning experience he has gained throughout his various roles with large companies, including the experience Mr. Emma has obtained as an executive officer with Jockey International. In addition, Mr. Emma’s experience as a director of the Company and his prior service as the chairman of the Compensation Committee have provided him with an in-depth understanding of the business of the Company and the markets in which it competes.

Jonathan J. Ledecky Age 54

Mr. Ledecky has served as a director of School Specialty since June 1998 and was an employee of School Specialty from June 1998 to June 2000. He is currently the non-executive Chairman of the Board of Ascend Acquisition Corp., a publicly-traded company in the mobile games industry. He has served as Chairman of Ironbound Partners Fund, LLC, a private investment management fund, since 1999. He previously served as President, Secretary and a director of Endeavor Acquisition Corp. from 2005 to 2007.

The Governance/Nominating Committee believes that Mr. Ledecky’s experience with the Company as a long-term director and as a former employee has given him an in-depth historical knowledge of all aspects of the Company’s business. Mr. Ledecky has extensive knowledge and insight related to equity and capital markets that the Committee believes are invaluable to the Board of Directors’ discussions of the Company’s capital and liquidity needs. The Committee also believes that the Board of Directors benefits from Mr. Ledecky’s substantial leadership experiences with various business and non-profit entities.

CORPORATE GOVERNANCE

The Board of Directors has standing Governance/Nominating, Compensation and Audit Committees, each of which is governed in accordance with a written charter. The Board of Directors held 15 meetings in fiscal 2012. In accordance with the Company’s Governance Guidelines, directors are expected to attend each regular and special meeting of the Board and of each committee of which the director is a member. Each director attended at least 75% of the meetings of the Board of Directors and meetings of committees on which such director served, if any, in fiscal 2012. In connection with each regularly scheduled Board meeting, the independent directors meet in executive session without the participation of our Chief Executive Officer or other executive officers. School Specialty does not have a policy regarding board members’ attendance at the annual meeting of shareholders; however, all of the members of the Board of Directors attended the 2011 Annual Meeting of Shareholders.

The positions of Chairman of the Board and Chief Executive Officer of the Company are currently separate, with Mr. Lay serving as Chairman of the Board and Mr. Lavelle serving as President and Chief Executive Officer. The Company believes this leadership structure is appropriate at this time because it allows the Company to fully benefit from the unique leadership abilities and industry experience that each of these individuals possesses.

Governance/Nominating Committee. The Governance/Nominating Committee is responsible for approving director nominations in accordance with its charter. In connection with the selection and nomination process, the committee reviews the desired experience, skills and other qualities of potential candidates to assure the appropriate Board composition, taking into account the current Board members and the specific needs of School Specialty and the Board. The committee seeks individuals who have displayed high ethical standards, integrity, sound business judgment and a willingness to devote adequate time to Board duties. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to School Specialty. The Committee also periodically reviews director profiles and an inventory of director skills and experience. In addition, the Committee periodically reviews succession plans for the Chief Executive Officer, Chief Financial Officer and the other key executive officers.

Under the guidelines for evaluating and selecting candidates for election to the Board of Directors adopted by the Governance/Nominating Committee, the Board should be composed of directors who, among other things, will bring to the Board a variety of experience and backgrounds. In assessing the “variety of experience and backgrounds” of candidates, it is the policy of the Governance/Nominating Committee to consider, among other factors, diversity, including race, gender and ethnicity. The Governance/Nominating Committee implements this policy by considering all aspects of each individual’s experience and background in the director nomination process, and assesses the effectiveness of the policy through regular reviews of the composition of the Board on an individual basis and as a whole.

The members of the Governance/Nominating Committee include Ms. Woods (Chairperson), Mr. Lay and Mr. Emma, each of whom is “independent” as defined for companies trading on NASDAQ. The Governance/Nominating Committee held two meetings in fiscal 2012.

The Governance/Nominating Committee will consider candidates nominated by shareholders of School Specialty in accordance with the procedures set forth in School Specialty’s By-Laws. Under the By-Laws, nominations other than those made at the discretion of the Board of Directors (or persons appointed by the Board of Directors) must be made pursuant to a timely notice in proper written form to the Secretary of School Specialty. To be timely, a shareholder’s request to nominate a person for director at an annual meeting of shareholders, together with the written consent of such person to serve as a director, must be received by the Secretary of School Specialty at School Specialty’s principal office not less than 60 nor more than 90 days prior to the anniversary date of the annual meeting of shareholders in the immediately preceding year. To be in proper written form, the notice must contain certain information concerning the nominee and the shareholder submitting the nomination. Candidates nominated by shareholders of School Specialty in accordance with these procedures will be evaluated by the Governance/Nominating Committee on the same basis as other nominees.

The Board of Directors has adopted Corporate Governance Guidelines, which provide, among other things, the following policies relating to Board matters:

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the Governance/Nominating Committee is responsible for coordinating an annual self-evaluation of the performance of the Board of Directors and each of its committees, the results of which are discussed with the full Board;

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unless specifically approved by the Governance/Nominating Committee, the chief executive officer of the Company may serve on the board of directors of no more than one other publicly traded company, and the other members of School Specialty’s Board may serve on the boards of directors of no more than two other publicly traded companies;

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any director appointed by the Board will be nominated for election by the Company’s shareholders for the balance of the term of the class to which such director is appointed at the Company’s first annual meeting of shareholders following such appointment; and

•	no individual who would be 72 years of age or older at the time of his or her election will be eligible to stand for election to the Board of Directors.

Compensation Committee. The responsibilities and powers of the Compensation Committee pursuant to its charter include the following:

•	reviewing and updating, as needed, the Company’s executive compensation objectives, policies and philosophy;

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the review and approval of the performance and compensation of the Company’s executive officers, including the Chief Executive Officer, whose compensation must also be ratified by a majority of the independent members of the Board of Directors;

•	making recommendations to the Board of Directors with respect to incentive compensation and equity-based or other compensation plans that require full Board approval;

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the review and administration of the Company’s executive compensation plans, including all incentive compensation and equity-based or other compensation plans, and designating plan participants, establishing objectives and applicable performance measurement criteria and approving awards;

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serving as the committee required under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), with responsibility for establishing, administering, and certifying attainment of performance goals in order to comply with such section as the Compensation Committee deems appropriate;

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reviewing the level and composition of compensation and benefits provided to non-employee members of the Board of Directors on a periodic basis, and approving any changes, with ratification of such changes by a majority of the independent members of the Board of Directors;

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as required under the rules of the SEC, providing a Compensation Committee report to be included in the Company’s annual proxy statement which states whether (1) the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required to be included in the Company’s annual proxy statement, and (2) based on the review and discussion referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual proxy statement; and

•	taking further action as necessary or appropriate upon authority provided by the Board of Directors with respect to any other compensation matters that may arise.

While the review of succession plans for executive officers is the responsibility of the Governance/Nominating Committee, the Company’s Corporate Governance Guidelines provide that the Compensation Committee will oversee the evaluation of the performance of the executive officers of the Company, and will counsel the appropriate executive officers in management development and performance evaluation matters.

The Compensation Committee may delegate authority and assign responsibility with respect to such of its functions to such officers of the Company, or committees comprised of officers or subcommittees of committee members, as it may deem appropriate from time to time. In addition, in the course of fulfilling its duties, the Compensation Committee has the sole authority to retain, at the Company’s expense, a compensation consultant, to approve the consultant’s fees and other retention terms, and to terminate any such compensation consultant. The Compensation Committee also has the sole authority to retain, at the Company’s expense, legal, accounting or other advisors, including sole discretion to approve the fees and other retention terms of any such advisor, and to terminate any such advisor.

The members of the Compensation Committee are Ms. Dout (Chairperson), Mr. Trucksess and Ms. Woods, each of whom is “independent” as defined for companies trading on NASDAQ. The Compensation Committee held eleven meetings in fiscal 2012. Additional information regarding the role of the Compensation Committee may be found under “Executive Compensation—Compensation Discussion and Analysis” in this Proxy Statement.

Audit Committee. The Audit Committee is a separately designated standing committee of the Board which was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is responsible for oversight of School Specialty’s accounting and financial reporting processes and the audit of School Specialty’s financial statements. In addition, the Audit Committee is responsible for monitoring compliance with the Company’s Code of Ethics as it relates to financial records and use of Company assets and compliance with the Company’s Insider Trading Policy. The members of the Audit Committee are Mr. Trucksess (Chairman), Mr. Lay and Ms. Dout, each of whom is “independent” as defined for companies trading on NASDAQ. Mr. Trucksess, Mr. Lay and Ms. Dout have each been determined by the Board of Directors to be an “audit committee financial expert” for purposes of the rules promulgated under the Exchange Act. The Audit Committee has adopted, and the Board of Directors has approved, a charter for the Audit Committee. The Audit Committee held five meetings in fiscal 2012.

Shareholders wishing to communicate with members of the Board of Directors may direct correspondence to such individuals c/o Karen Riching, Assistant Secretary, W6316 Design Drive, Greenville, Wisconsin 54942. The Assistant Secretary will regularly forward such communications to the appropriate board member(s).

Certain documents relating to corporate governance matters are available on School Specialty’s web site at www.schoolspecialty.com. These documents include the following:

•	The charters of the Audit Committee, the Compensation Committee and the Governance/Nominating Committee;

•	Corporate Governance Guidelines; and

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Code of Business Conduct/Ethics, which contains an employee hotline number that employees may use to report suspected code violations on a confidential basis. All employees of School Specialty have been made aware of the availability of the hotline.

Board Oversight of Risk. Our Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. At the end of each year, management and the Board jointly develop a list of major risks that the Company plans to prioritize in the next year. Throughout the year, the Board and the committees to which it has delegated responsibility dedicate a portion of their meetings to the review and discussion of specific risk topics in greater detail. The Board has delegated responsibility for oversight of specific risks to Board committees as follows:

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The Audit Committee oversees the Company’s risk policies and procedures related to the financial statements and financial reporting processes. At least two times a year, the Audit Committee receives a risk update, which focuses on the principal risks affecting School Specialty and reports on the Company’s risk assessment and risk management guidelines, policies and processes.

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The Compensation Committee monitors the risks associated with management resources, development and selection processes, including evaluating the effect the compensation structure may have on risk decisions.

•	The Nominating and Corporate Governance Committee oversees risks related to the Company’s governance structure and processes, succession planning and risks arising from related person transactions.

The Board’s risk oversight process builds upon management’s risk assessment and mitigation processes, which include standardized reviews of long-term strategic and operational planning, executive development and evaluation; regulatory and litigation compliance; financial reporting and controllership; and information technology and security.

RELATED PARTY TRANSACTIONS

The Company’s Audit Committee Charter provides that the responsibilities of the Audit Committee include a review and approval of all related party transactions with directors, executive officers, 5% shareholders, members of their family and persons or entities affiliated with any of them. While the Charter does not provide specific procedures as to the review of related party transactions, the Audit Committee requires management to present to the Committee at each quarterly meeting the details of any such transactions. Any such related party transactions would be reviewed and evaluated by the Audit Committee members based on the specific facts and circumstances of each transaction. The Audit Committee’s philosophy is to discourage all related party transactions, and as such, the Company has not been a party to any related party transactions in recent years.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires School Specialty’s directors and officers, among others, to file reports with the SEC disclosing their ownership, and changes in their ownership, of stock in School Specialty. Copies of these reports must also be furnished to School Specialty. Based solely on a review of these copies, School Specialty believes that all filing requirements were complied with on a timely basis during fiscal 2012, except that a late Form 4 was filed for each of Mr. Vander Ploeg and Mr. Holden relating to a grant of stock options in April 2012.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The Compensation Committee (which we refer to in this section as the “Committee”) of the Company’s Board of Directors is responsible for administering the Company’s compensation programs. The Committee establishes compensation arrangements for senior management and administers the granting of stock-based awards. In the case of the compensation of the Company’s Chief Executive Officer, the Committee’s determinations are subject to ratification by the full Board of Directors. The Committee strongly believes in the concepts of both pay for performance and alignment of the compensation of the Named Executive Officers with the interests of shareholders. The business context in which the Committee made its decisions and the resulting compensation actions for fiscal 2012 are summarized below, followed by a more detailed discussion of the background and rationale for these actions.

Fiscal 2012 Business Context

Leading into fiscal 2012, the outlook for our business indicated a continuation of the challenging environment, similar to that experienced in fiscal 2010 and fiscal 2011. The macroeconomic dynamics in place at the end of fiscal 2011 were expected to continue into fiscal 2012. The factors negatively impacting the timing and strength of an economic recovery also were expected to negatively impact school funding, a key driver of our customers’ ability to purchase our products. While management actively worked to maximize the opportunities available to the Company, it was anticipated that fiscal 2012 would be a year of stabilization, with modest growth in Company revenues.

In light of these expectations, the Committee, working with management, took several actions with respect to fiscal 2012 executive compensation:

•	Continued the suspension of the Company match to the 401(k) plan;

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Continued with reduced target annual bonus opportunities for the Named Executive Officers who were employed with the Company at the beginning of fiscal 2012, as compared with historical (pre-fiscal 2011) bonus payout percentage opportunities;

•	Suspended the granting of Non-Vested Stock Units (NSUs) to executive officers for fiscal 2012; and

•	Supported management’s recommendation that executive officers join with all other employees in mandatory furloughs, which had the effect of reducing base salaries for fiscal 2012.

At the beginning of fiscal 2012, the Board of Directors approved a business plan that reflected the Company’s expectations for fiscal 2012 performance. The Committee established the incentive plan performance metrics consistent with the business plan. These performance metrics served as measures for the Company’s annual cash incentive awards. In establishing these performance metrics, the Committee considered the uncertainty related to the impact of the recessionary economic environment. The Committee also determined that meeting these goals would require continued execution on the Company’s growth and performance strategy.

Key Compensation Actions in Fiscal 2012

At the Company’s 2011 Annual Meeting, shareholders cast an advisory vote on our Named Executive Officer compensation policies and procedures. More than 93% of votes cast supported these policies and procedures. In view of the level of support for our executive compensation policies and procedures, as reflected in the voting results, no material changes in the overall compensation philosophy were made. The Committee believes it is prudent to restrain certain components of expense during periods of significant economic uncertainty. Thus, while the Company and the Committee remain committed to the longer term compensation objectives and philosophies as described below, it has been necessary and appropriate to implement shorter term expense reduction actions in these challenging economic times to enhance shareholder value.

However, in conjunction with the recruitment of a new Chief Executive Officer in mid-fiscal 2012, the Committee took the following actions in order to both recruit new senior executives with the necessary skills and experience and to retain key existing executives necessary to help the Company execute the new Chief Executive Officer’s strategy and return to profitability, while continuing to align their compensation with the interests of the Company’s shareholders:

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Increased base salaries of Named Executive Officers to between the 50th and 75th percentile, with an average of 68th percentile of the competitive market, in order to attract and retain qualified talent necessary to address the Company’s needs and the challenges brought on by reductions in school spending;

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Equity-based long term incentive awards have been granted at levels below the 50th percentile of the competitive market. This reduction is a function of the dilutive impact of these grants, the low stock price and the currently limited availability of equity award shares under the Company’s equity incentive plan;

•	A portion of the stock option grants made in fiscal 2012 to Named Executive Officers is performance-based in that vesting is tied to various share price targets;

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In order to emphasize the importance of stock ownership by executive officers, a portion of the stock option grants made in fiscal 2012 to Named Executive Officers and shares of restricted stock granted to Mr. Lavelle will not vest until the recipient purchases a specified value of shares of Common Stock in the open market.

Fiscal 2012 Results and Compensation Implications

While the Company’s business plan assumed stabilization of school spending and a return to modest revenue growth, continued pressures on school funding in fiscal 2012 led to a continued decline in revenues, although at a much slower rate than in previous fiscal years. Fiscal 2012 revenues declined approximately 4% from fiscal 2011. The Company responded to the decline in school funding by initiating cost savings actions. As part of these actions, all associates, including executives, were required to take four weeks of unpaid furlough, resulting in a compensation decrease of approximately 8% for these employees.

In light of these financial results, the Company did not achieve the threshold performance requirement for its annual cash bonus plan. Therefore, no cash bonus was paid for fiscal 2012. This was the fourth year in a row that no cash bonuses were paid to the Named Executive Officers. In addition, most stock options granted during fiscal 2012, as well as all other outstanding option awards, were “underwater” as of the end of the fiscal year, meaning the exercise price was higher than the market price of the Company’s stock. The Committee believes these outcomes reflect a strong pay for performance orientation of School Specialty’s executive compensation program.

Upon the recommendation of the new Chief Executive Officer, and taking into consideration the fact that most of the continuing senior management team was recruited to the Company in recent years and has experienced significantly below-target compensation given the economic environment, the Committee awarded a special grant of restricted shares and stock options in April 2012. These awards were granted to, among others, the Named Executive Officers to serve as an additional retention vehicle while the Company positions itself for future shareholder value creation. The Committee intended this grant to serve both the purposes of retention of key personnel and alignment of management interests with shareholder interests, particularly given the history of incentive awards over the last three fiscal years. The value of these awards will not be fully realized unless the Named Executive Officers remain employed with the Company at least three years. In addition, a portion of this stock option grant will not be exercisable unless the Company’s stock price exceeds certain threshold levels established at the time of the grants.

New Chief Executive Officer Compensation

In determining the compensation of Mr. Lavelle as the Company’s new President and Chief Executive Officer, effective January 12, 2012, the Committee believed it important for Mr. Lavelle’s total compensation structure to be sufficient to attract him to the position, while remaining consistent with the Company’s compensation philosophy as described below. The key elements of Mr. Lavelle’s compensation package include:

•	Base salary of $625,000, which is approximately the 40th percentile of the market data based on the fiscal 2012 survey described below.

•	Participation in the annual cash incentive compensation plan beginning in fiscal 2013 with no guaranteed payout.

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An initial award of 250,000 performance-based stock options of which vest in 25% increments only upon the achievement of an average stock price of $5.00 per share, $10.00 per share, $15.00 per share and $20.00 per share, respectively.

•	An initial award of 75,000 time-based stock options that are exercisable over a three-year period, but only after Mr. Lavelle purchases $400,000 of Company stock in the open market.

•	An initial award of 75,000 shares of restricted stock that vest over a three year period, but are contingent on the purchase of $400,000 of Company stock in the open market.

Philosophy and Objectives

The Committee’s philosophy is that the compensation paid to the Company’s executive officers should be market competitive, be aligned with the short- and long-term financial goals of the Company and be reflective of the performance of the executive officers as individuals. Compensation should also motivate executives to make decisions and pursue opportunities that are aligned with shareholder interests while not exposing the Company to unnecessary risk. The Company’s executive compensation plans are structured in a manner intended to provide a balance of fixed compensation and performance-based incentive compensation.

The Company’s executive compensation program is designed to achieve the following objectives:

•	Competitiveness and Retention—Compensation should be sufficient to attract, retain and motivate highly talented executive officers critical to the success of School Specialty.

•	Pay for Performance—A significant portion of the annual compensation paid to the executive officers should vary with the Company’s performance without encouraging inappropriate risk-taking.

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Alignment with Shareholder Interests—Compensation plans should enhance shareholder value by aligning the annual and long-term financial objectives of our executive officers with the interests of shareholders.

•	Provide Modest Perquisites—Perquisites for the named executive officers should be minimized and limited only to those items which may serve a direct business purpose.

The Committee uses these objectives as a foundation in designing a competitive compensation package for the Company’s executive officers which combines both cash and non-cash components, and which places a significant portion of total compensation at risk by tying compensation to the Company’s annual and long-term financial performance and to the creation of shareholder value. The program is also designed to differentiate among and reward the Company’s best performers and to allow executive officers to build an equity stake in the Company, aligning their interests with those of shareholders.

Decision-Making Process for Executive Compensation

Role of Compensation Committee

The Committee is responsible for reviewing and approving the strategy and design of the Company’s executive compensation programs. The Committee, which consists of three independent directors, is responsible for the following:

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Review and approval of the performance-based compensation of the Company’s executive officers, including the Chief Executive Officer, whose compensation must also be ratified by a majority of the independent members of the Board of Directors.

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Evaluation and review of the mix of performance metrics on a periodic basis in an effort to ensure a strong correlation between the performance metrics used for incentive compensation purposes and shareholder interests.

•	Review and approval of the specific performance metrics to be used for the executive compensation plans.

•	Evaluation of the competitiveness of each executive officer’s total compensation package.

•	Approval of payouts based on achievement of performance metrics.

The Committee also reviews the total amount and type of compensation paid to non-employee members of the Board of Directors. Any changes related to compensation of non-employee members of the Board of Directors is approved by the Committee and ratified by the independent members of the Board of Directors.

In making executive compensation decisions, the Committee will consider the results from this year’s and future advisory shareholder votes regarding the Company’s executive compensation program.

Role of Company Management

The Committee is also supported in its work by the Company’s Chief Administrative Officer (prior to April 2012, the Chief Human Resources Officer) and supporting personnel. The Chief Administrative Officer works closely with the Committee and the Independent Compensation Consultant. This support includes providing reports, data and analysis with respect to current and proposed compensation, answering inquiries from members of the Committee, preparing documentation with respect to compensation plans and programs, and advising the Committee concerning compensation decisions (except as it relates specifically to his/her compensation). The Chief Executive Officer provides input to the Chief Administrative Officer to develop recommendations concerning executive officer compensation (with the exception of the Chief Executive Officer’s own compensation, which is determined by the Committee and ratified by the independent members of the Board of Directors) and presents these recommendations to the Committee and the Independent Compensation Consultant.

Role of the Independent Compensation Consultant

Under its charter, the Committee has the authority to retain a compensation consultant at the Company’s expense. The Committee has engaged Towers Watson as an independent compensation consultant (which we refer to as the “Independent Compensation Consultant”) for advice on matters of senior executive compensation. The Committee retains the sole authority to hire a consultant, approve its compensation, determine the nature and scope of its services, evaluate its performance and terminate its engagement. A representative of the Independent Consultation Consultant attends meetings of the Committee, as requested. However, the Committee makes all decisions regarding the compensation of its executive officers.

During fiscal 2012, the Committee instructed the Independent Compensation Consultant to perform the following services:

•	Provide an assessment of the total compensation for executive level positions;

•	Provide advice on competitive practice and executive compensation issues and trends;

•	Provide a review of the Company’s overall compensation plan design, with a focus on long-term incentives;

•	Assist with the determination of compensation packages for the Company’s newly hired Chief Executive Officer and other newly hired executive officers;

•	Provide input to management on the process for completing a risk assessment of the Company’s compensation programs and review the results of management’s process;

•	Attend certain meetings of the Committee as requested by the Committee Chairperson; and

•	Review the Company’s annual proxy materials.

At the direction of the Committee, the Independent Compensation Consultant works with the Company’s Chief Administrative Officer to understand the Company’s business issues and compensation objectives. The recommendations of the Independent Compensation Consultant are provided to the Committee and the Chief Executive Officer. During fiscal 2012, the Independent Compensation Consultant did not provide any services to the Company other than acting as an advisor to the Committee. The Company paid the Independent Compensation Consultant $68,587 in fees for services performed for the Committee during fiscal 2012.

Determining the Competitive Market

As part of its engagement, during fiscal 2011, the Independent Compensation Consultant provided an executive compensation analysis that included a summary of proprietary survey data reflecting size-adjusted company revenue (approximately $1.0 billion) and comparative employment position information from a general industry group of approximately 400 companies. This analysis includes each element of target total compensation (salary, annual incentive, long-term incentive) and target total direct compensation for positions comparable to the Company’s executive officers. Data in the analysis are expressed in terms of percentiles for the companies comprising the survey group.

The Committee did not believe it was necessary to request an additional analysis from the Independent Compensation Consultant for purposes of determining the competitive market with respect to fiscal 2012 compensation, choosing instead to rely on the analysis prepared for fiscal 2011. However, the Committee did request a separate analysis for reference in connection with the determination of compensation and retention awards for the new and continuing Named Executive Officers in late fiscal 2012, which included proprietary survey data and comparative employment position information from a group of companies with revenues of approximately $750 million.

The Committee reviewed the 2011 analysis as a validation when setting both the target compensation amounts as well as the allocation between long-term equity compensation and currently payable cash compensation for fiscal 2012. The Committee’s targets for the Company’s executive compensation were for each of the compensation components to be within 15% of the 50th percentile, or median, of the market data. The Committee believes that compensation at or near the median will generally result in a competitive compensation package sufficient to address retention of executive officers. This median is a guideline which the Committee references as a validation step, using its discretion to vary from the median based on its review of other subjective items such as individual job performance, complexities and responsibilities of the position, potential for advancement and experience. These other subjective factors are incorporated into the Committee’s philosophy in order to provide the Committee the flexibility to adjust compensation when it believes the range around the market median does not reflect the contribution by or expected of a particular officer of the Company. The attached Appendix A includes the listing of those companies included in the 2011 survey data.

Annual Review of Total Compensation

The Committee annually reviews all components of each Named Executive Officer’s compensation. The Committee considers a comprehensive summary of the vested and unvested value of all outstanding equity awards held by each Named Executive Officer at current and assumed future stock prices and a summary of the severance benefits potentially payable to each Named Executive Officer as of year-end under various termination scenarios. The annual review provides the Committee with the context for the decisions it makes in relation to total compensation and allows the Committee to better assess total compensation and the relationship of the various components to each other. It also allow the Committee to assess the extent to which potential wealth creation exists through the equity-based compensation plans and assess the retention incentive of unvested awards.

Risk Assessment

During fiscal 2012, the Committee reviewed a summary of the Company’s compensation policies and practices for all associates, including executive officers. This review included the application by management of a risk assessment template provided by the Independent Compensation Consultant and an assessment of the design features of all Company incentive plans as well as the process by which incentives are established and administered.

Based on this review, the Committee believes that the Company’s performance-based cash and equity compensation programs create appropriate incentives to increase long-term shareholder value, and that these programs have been designed and administered in a manner that discourages undue risk-taking by associates. Key features that serve to mitigate risk are as follows:

•	Limits on annual cash incentive bonuses and performance-based NSU awards. Potential payouts are capped and no amounts are paid if minimum acceptable financial metrics are not attained;

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The use of three distinct long-term incentive vehicles (stock options, performance-based NSUs and restricted stock) that vest over a number of years. These awards are intended to provide incentives for sustained strong financial performance and, particularly in the case of restricted stock, to provide an additional retention incentive as circumstances warrant;

•	Stock ownership guidelines for senior executives and outside directors, which are intended to ensure alignment with shareholder interests over the long-term;

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Committee discretion to reduce payouts under both the annual cash incentive and the performance-based NSU programs. This discretion allows the Committee to make adjustments for such items as financial restatements; and

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Compensation is primarily based on Company-wide performance metrics, as opposed to individual performance metrics. Given the new Chief Executive Officer’s strategy for the Company, the Committee believes company-wide metrics generally will be more aligned to overall shareholder value.

Based on this risk assessment, the Committee determined that its compensation programs are not reasonably likely to have a material adverse effect on the Company.

Components of Executive Compensation

The principal components of our executive compensation program and the purpose of each component are presented in the following table.

Compensation Component	Key Characteristic	Purpose	Comments
Base Salary	Fixed compensation component. Reviewed annually and adjusted if and when appropriate.	Intended to compensate executive officer fairly for responsibility of position held.

Named Executive Officer’s salary level is determined, in part, relative to survey data. Annual adjustments are based on:

•    Individual and Company performance;

•    Individual responsibilities;

•    Individual experience; and

•    Information provided in survey data

Annual Cash Incentive Compensation	Variable compensation component. Performance-based. Payable based on total Company and/or business unit performance.	Intended to motivate and reward the achievement of annual business objectives.	Committee annually sets target as percentage of base salary. Potential payout percentages were reduced in fiscal 2012 due to current financial results, and no payouts were made.
Long-Term Incentive Compensation (Equity Awards)	Stock Options (50% of long-term award value) • Vest ratably over 4 years	Aligns interest with long-term shareholder interests by linking part of the compensation to long-term Company stock price performance.	Because this emphasizes long-term shareholder value, it serves to minimize the risk that annual cash incentives could have on excessive risk-taking.

Performance-based Non-Vested Stock Units (NSUs)

(50% of long-term award value)

•    Settled in shares of Company stock

•    Cliff vest after three years, if performance goal is achieved at threshold level or higher.

		Mix of stock options and performance-based NSUs creates balanced compensation-at-risk profile.	Performance measures have historically been Adjusted EPS and business unit EBITDA. No NSUs were granted in fiscal 2012.

	Restricted Stock • Time-based vesting.	Intended to provide a retention incentive.	Awarded from time to time, as circumstances warrant.

It is the intention of the Committee that, in allocating among the various components of the Company’s compensation program, the total compensation value for the Company’s executive officers will reflect the median of the competitive market, as described below. The Committee establishes performance criteria and goals at levels it believes will deliver value approximating the median range of compensation at comparable companies for delivering target performance. Actual pay will vary from the median range for performance that varies from target. When setting the compensation arrangements for each executive officer, the Committee considers these components individually, as well as on an aggregate (total compensation) basis.

Allocation of Compensation Value Among Components

Each of the components of total compensation (base salary, annual cash incentive awards and long-term incentive awards) is reviewed by the Committee, with the assistance of the Independent Compensation Consultant and the Company’s Administrative Officer, against the market median. The Committee references the market median as a guideline for the allocation between its long-term compensation and annual compensation in an effort to ensure the compensation mix is competitive within the market in which the Company competes for executive level talent.

Although the Committee believes compensation within 15% of the 50th percentile of the survey data for both target total compensation and the allocation among the three compensation components will result in a competitive compensation package to attract, motivate and retain executives, this median is primarily a guideline. The Committee retains the discretion to consider other subjective criteria in setting compensation, such as individual job performance, complexities and responsibilities of an individual’s position, potential for advancement, experience and retention. These other subjective factors are incorporated into the Committee’s philosophy in order to provide the Committee the flexibility to adjust compensation when it believes the range around the market median does not reflect the contribution by or expected of a particular officer of the Company. After taking these factors into account, the fiscal 2012 compensation for the Named Executive Officers, in the aggregate, remained aligned with the market median.

The total compensation for certain executive officers and other senior leaders may be higher or lower than the median guideline if superior or subpar results are achieved. For the Named Executive Officers, the portion of total compensation at risk is significantly higher than for less senior executive officers. A more detailed discussion of each component is provided below.

Base Salary

The Committee views base salary as an important tool for fulfilling its objective of attracting and retaining highly competent executive officers in a competitive market. In addition to the consideration of the market median base salary data for a particular position, the Committee considers other factors when determining base salary, such as complexities and responsibilities of the position, individual performance, potential for advancement, the experience of the executive and specific recruiting and retention challenges. The Committee also considers the Chief Executive Officer’s recommendations, which are based in substantial part on the guidelines described above as well as on other subjective factors, including the Chief Executive Officer’s evaluation of the performance of each named executive officer against objectives established at the start of each year, their current and future responsibilities, the Company’s recent financial performance, retention considerations and general economic and competitive conditions. Base salaries also serve as a basis for the Company’s annual Incentive Bonus Plan, which expresses bonus opportunity as a percentage of annual base salary. The Committee reviews and approves the base salary for all executive officers and requests ratification from the independent members of the Board of Directors regarding the compensation of the Chief Executive Officer.

The Committee generally targets within 15% of the market median (50th percentile) when establishing base salaries at the beginning of the term of each executive’s employment agreement, an approach it believes allows the Company to effectively compete in the market for qualified employees without placing an overemphasis on fixed compensation. The incoming base salary of the executive is then subject to the Committee’s annual review and adjustment. The Committee’s guideline under normal circumstances is that actual salary levels should not vary more than 15% from the market median. However, the Committee’s establishment and adjustment of base salaries are not directly tied to specific performance metrics, and, as a result, actual salary levels may vary from the market median based on the factors described above.

The Committee’s decisions regarding Named Executive Officers’ base salaries for fiscal 2011 were primarily driven by the impact which macroeconomic conditions have had on school spending and their effect on Company financial performance. Due to the recent financial results and as part of the Company’s expense reduction initiatives, base salaries for Named Executive Officers were not increased in the early part of fiscal 2012, as would be the customary timing for such increases in base salary. However, with the hiring of our new Chief Executive Officer in January, 2012, the Committee granted the Chief Executive Officer the discretion to increase base salary above the median levels up to pre-established limits in order to recruit and retain key executives that were identified as necessary to execute the Company’s strategies. As a result, in April, 2012, Mr. Vander Ploeg’s base salary was increased to $375,000 per year from $330,000 and Mr. Holden’s base salary was increased to $350,000 per year from $330,000. Mr. Hughes and Ms. Pepper-Miller were hired with base salaries of $350,000 and $290,000, respectively.

Each of the Named Executive Officers who were with the Company for the entire fiscal year, along with all other Company associates, took a four-week mandatory furlough during fiscal 2012. Mr. Vander Ploeg’s and Mr. Holden’s salary amounts as described above do not reflect the reduction in their fiscal 2012 total base salary attributable to the furlough. The salary amounts shown in the Summary Compensation Table below for fiscal 2012 reflect the impact of the four-week furlough.

Annual Cash Incentive Bonus Plan

The Committee believes that a significant portion of total compensation should be directly related to and contingent upon objective performance criteria in order to align the interests of the executive officers with the interests of the Company and its shareholders and motivate participants to achieve Company performance goals and enhance shareholder value. The Committee believes it is important to have a significant portion of annual cash compensation tied to the short-term (annual) performance of the Company, since the executive officers bear significant responsibility for that performance. Accordingly, the executive officers participate in the Company’s Incentive Bonus Plan, which provides an annual cash incentive based on objective performance criteria established by the Committee annually, which are linked to each individual’s profit center and/or the Company as a whole. It is intended that, at target performance, this component of the total compensation of executive officers be competitive with the median of the market, but also reward executive officers for the achievement of performance objectives. Potential payouts under the annual cash incentive bonus plan are based on a percentage of each participant’s base salary. Cash incentive bonuses are payable following the conclusion of the 12-month period upon which the bonus is based, if the Company’s performance goals are achieved at or above threshold level.

Threshold performance levels have not been achieved in any of the last four fiscal years and, as such, no annual cash incentive bonus has been paid for those years.

Administration of the Incentive Bonus Plan involves the following steps:

•	Establishing the performance metrics;

•	Setting threshold, target and maximum goals and award opportunities for each metric; and

•	Measuring actual financial performance against the goals to determine the amount of any incentive payouts.

Establishing Performance Metrics

The Committee annually reviews and establishes targets for annual bonus payouts to be applicable for the current plan year. At the regularly scheduled June board meeting, the Committee approves the performance metrics to be employed for the plan year, the performance goals for the metrics, the relative weighting of the metrics, and the payout as a percentage of the target performance level. For the fiscal 2012 incentive bonus plan, the sole performance criterion for Mr. Vander Zanden, Mr. Vander Ploeg, and Ms. McKinney was total company EBITDA. For Mr. Korte and Mr. Holden, the performance criteria were EBITDA for the business units for which they were responsible, which is referred to as group EBITDA. The Committee used EBITDA as the primary performance measures as it believes that EBITDA is closely correlated with the creation of shareholder value. However, if the Company does not achieve its threshold, or minimum, total company EBITDA level, the portion of the cash incentive bonus attributable to group EBITDA will not be earned regardless of how the group performed. Each year, the Committee reevaluates the specific performance metrics and the associated performance goals for future year awards.

The annual incentive bonus plan allows for the Committee to use its discretion as to the appropriate treatment of any impact that a financial restatement would have on annual bonus payouts. Should a financial restatement occur, the Committee would review the facts and circumstances surrounding the restatement to determine the impact, if any, on current or future compensation. The Board or the Committee has the discretion to adjust the plan year results to properly reflect the effects of any acquisition or other unusual event that occurred during the plan year. For fiscal 2012, there were no such adjustments made.

Setting Performance Goals and Award Opportunities

Once the performance metrics are established, the Committee reviews and approves payout matrices that establish a threshold, target and maximum performance goals for each metric based on the Company’s operating business plan, taking into account what the Committee and management believe to be the likelihood of achieving the business plan, and a range of award opportunities for achieving each performance goal. Because the Committee does not believe that annual incentive compensation should be paid for financial results that fall below minimum acceptable levels, no annual incentive payouts will be made for performance below the threshold performance goal. Similarly, because the Committee believes that additional annual incentive payments for performance above certain performance levels has no beneficial incentive effect, no incremental payouts are made under the annual incentive bonus plan for financial performance exceeding the maximum level performance goal.

Target award levels, expressed as a percentage of base salary for each participant, differ by individual based upon the overall responsibility of the employment position and in relation to such percentages established by the survey data. The ranges are annually reviewed and updated, as applicable, by the Committee.

For fiscal 2012, the Committee determined that any potential payouts would be at reduced percentages of base salary, as compared to historical percentages of base salary, due to the cost reduction efforts that have been undertaken to partially offset the decline in profitability resulting from the current economic conditions and their impact on school spending. The payout percentages the Committee approved for fiscal 2012 were as follows:

	Payout Levels as % of Base Salary
Executive Position	Payout at Threshold	Payout at Target	Payout at Maximum
David J. Vander Zanden	20%	45%	90%
David N. Vander Ploeg	10%	25%	50%
Steven F. Korte	10%	25%	50%
Richmond Y. Holden	10%	25%	50%
Rachel P. McKinney	10%	25%	50%

These payout levels as a percent of base salary were approximately 50% of the historical payout level percentages that were in effect for years prior to fiscal 2011. Mr. Lavelle, Mr. Hughes and Ms. Pepper-Miller were not eligible for the fiscal 2012 annual cash incentive bonus plan as they were hired in the latter part of the fiscal year. All three will be eligible to participate in the annual cash incentive bonus plan for fiscal 2013.

Under normal circumstances, the Committee uses the market 50th percentile as the target positioning for the annual incentive plans. The Committee strives to set the threshold, target and maximum performance goals at levels such that the relative likelihood that the Company will achieve such goals remains consistent from year to year. It is the intent of the Committee at the time the performance goals are established that the threshold goals should be attainable a majority of the time, target goals should, on average, be reasonably expected to be achieved and that maximum goals should be attained a minority of the time. These levels of expected performance are taken into consideration in the compensation philosophy and evaluation of compensation previously discussed. Establishing the expected performance goals relative to these criteria is inherently subject to considerable judgment on the part of the Committee. When making these judgments the Committee considers the Company’s past performance, the volatility of the performance, the budget, current economic conditions and other forecasts of future results. For fiscal 2012, the Committee established targets that it believed had a lower likelihood of achievability than goals established in prior years due to the current economic conditions.

Measuring Actual Financial Performance Against Metrics

The Committee reviewed the Company’s actual performance against the established goals and determined that the performance targets for fiscal 2012 were not met at the threshold level and, as a result, no payouts had been earned. The performance goals and actual performance for the above-mentioned metrics were as follows:

	Consolidated EBITDA	Educational Resources Group EBITDA (000’s)	Accelerated Learning Group EBITDA (000’s)
Threshold	$54,000	$32,511	$50,149
Target	$59,000	$33,517	$51,700
Maximum	$62,000	$36,868	$56,870
Actual	$48,688	$32,033	$42,472

Since the Company did not achieve the threshold performance levels, for the fourth year in a row, the Company did not make any payouts to its Named Executive Officers under the annual cash incentive bonus plan.

Equity-Based Long-Term Incentives

The Company believes that providing for equity ownership by its executive officers is an important component in ensuring that executive officers’ interests remain closely aligned with the interests of the Company’s shareholders. In recent years, the Company has promoted equity ownership through a mix of three types of long-term incentive grants for its executive officers, (1) stock options, (2) performance-based NSUs and (3) under certain circumstances, restricted stock.

The Committee believes the combination of these types of long-term incentive grants provides a balance between two elements of its compensation policy: paying for performance and aligning the interests of executives with shareholders. Both stock option and NSU awards are performance-based and value is strictly tied to Company performance. The Committee believes stock options, which typically vest over four years, are inherently performance-based because the exercise price is equal to the market value of the underlying stock on the date the option is granted, and therefore the option has value to the holder only if the market value of the Common Stock appreciates over time. Thus, stock options are intended to provide equity compensation to our employees, including our Named Executive Officers, only when value is created for the Company’s shareholders.

Performance-based NSUs are designed to mirror shareholder interests by exposing executives to downside risk in the event of a decline in the Company’s performance. NSU payouts are contingent on the attainment of performance goals, and are intended to foster stock ownership among executive officers and to meet the objective of providing incentives to the executive officers to achieve and exceed long-term financial goals, both through the number of shares earned and the value of those shares when received.

Typically, at its meeting in June of each year, the Committee makes its annual equity incentive award decisions. The Committee also establishes the performance metric and related goals and award opportunities for NSUs at the June meeting. Incentive grants to the Named Executive Officers who commenced employment with the Company during the latter part of fiscal 2012 were determined in connection with their respective offers of employment.

During fiscal 2012, the Company had in place two equity incentive plans pursuant to which the Committee could grant equity-based awards to executive officers of the Company (and others): the 2002 Stock Incentive Plan (the “2002 Plan”), and the 2008 Equity Incentive Plan (the “2008 Plan”). The Committee has established guidelines for the administration and use of equity-based compensation in a manner consistent with the compensation objectives and philosophy described above.

The executive compensation analysis prepared by the Independent Compensation Consultant is used as a market check to determine whether the proposed aggregate grant date fair value of any long-term incentive awards are comparable to the 50th percentile of long-term compensation awarded by those companies in the survey data for each executive level position. This comparison is intended to provide a guideline as to current market practices rather than a benchmark against which the Company’s long-term equity incentive awards are measured. While the Committee typically targets the 50th percentile, for fiscal 2010 grants the Committee used its discretion to reduce the size of such awards to opportunities approximately 80% of this level to reflect the economic downturn and its expected impact on long-term incentive grants in general in the U.S.

In accordance with the above philosophy, and upon determination by the Committee using the Independent Compensation Consultant’s executive compensation analysis, the Named Executive Officers were given the following equity compensation awards in fiscal 2012.

	Non-Qualified Stock Options Grants				Restricted Stock Awards
Executive Position	Grants as part of annual grant process	Sign-on Grants at Time of Hire	Special Fiscal 2012 Retention Grant	NSU Awards	Sign-on Awards at Time of Hire	Special Fiscal 2012 Retention Grant
Michael P. Lavelle	n/a	325,000	—	—	75,000	—
David J. Vander Zanden	140,000	n/a	—	—	n/a	—
David N. Vander Ploeg	34,000	n/a	80,000	—	n/a	30,000
Richmond Y. Holden	30,000	n/a	75,000	—	n/a	20,000
Gerald T. Hughes	n/a	140,000	—	—	20,000	—
Kathryn Pepper-Miller	n/a	40,000	—	—	10,000	—
Steven F. Korte	30,000	n/a	—	—	n/a	—
Rachel P. McKinney	12,000	n/a	—	—	n/a	—

All stock options were granted with an exercise price equal to the fair market value on the date of grant. The stock options of the Named Executive Officers and all other employees vest ratably over either a three or four year period. Additional conditions apply to vesting for Messrs. Lavelle, Vander Ploeg, Hughes, Holden and Ms. Pepper-Miller. Shares of restricted stock in the above table vest ratably over a three year period. All of Mr. Korte’s and Ms. McKinney’s unvested equity awards were forfeited in connection with their resignations in late fiscal 2012.

Non-Qualified Stock Options

The Company has a policy (subject to exceptions under special circumstances) of granting stock option awards annually, which the Committee believes to be consistent with prevailing market practices and an effective method of achieving the objectives of retention and motivating long-term performance. The Committee also believes that annual grants help to mitigate distortions caused by stock price volatility over time. For normal retirement, which is defined at age 65 with a minimum of five years of service to the Company, unvested stock options immediately vest. For early retirement, which is defined as a combined age/service of 65 with a minimum age of 55, vesting of unvested stock options is not accelerated. In the event of either normal or early retirement, participants are allowed three years to exercise vested options, not to exceed the original ten-year term.

Performance Based Non-Vested Stock Units (NSUs)

NSUs have been granted to the Named Executive Officers and other executive officers, commencing with fiscal 2008. NSU grants, similar to stock option grants, typically are awarded at the June meeting of the board of directors. The NSUs are intended to provide an incentive for the executive officers to achieve the Company’s longer-term financial and strategic objectives while also encouraging retention, as the value of the NSUs are linked to the price of the Common Stock at the three-year vesting point and are subject to forfeiture if the executive officer leaves the Company during the three-year cycle. It is the Committee’s intention to employ performance-based NSU awards in future years as a component of equity-based compensation. However, for fiscal 2012, the Committee elected to suspend the annual NSU grants due to the Company’s recent poor financial performance and to allow for the grant of the Company’s other equity incentive awards.

Fiscal 2012 Retention Awards

In April, 2012, in addition to the annual long-term incentive equity awards, the Committee made a special one-time grant of stock options and restricted shares to serve as an additional retention vehicle to the remaining members of the executive team who were not recent hires.

The Committee’s decision to grant stock options and restricted shares was based on the determination that the lack of annual cash incentive awards for the past four years and the diminished value of the long-term equity awards due to decreased stock prices have significantly reduced the retention incentive of the Company’s overall compensation program. As a result, the Committee believed there was a significant risk of key Company executives being successfully recruited by other companies. In light of these factors, the Committee elected to make a special grant of retention awards as an additional incentive for key senior executives.

Retirement Income Program

The Company offers retirement benefits to its employees through the tax-qualified employee and employer-funded School Specialty, Inc. 401(k) Plan. The Committee allows for the participation of the Named Executive Officers in this plan, and the terms governing the retirement benefits under this plan for the Named Executive Officers are the same as those available for other eligible employees. Employees, including the Company’s Named Executive Officers, may have materially different account balances because of a combination of factors: the number of years that the person has participated in the plan, the amount of money contributed, and the investments chosen by the participant. The plan does not involve any guaranteed minimum returns or above-market returns. Instead, the investment returns are dependent upon actual investment results. Employees direct their own investments in the 401(k) Plan.

Stock Ownership Guidelines

In keeping with the Committee’s desire to link the interests of management and shareholders, the Committee adopted stock ownership guidelines for its executive officers in fiscal 2008. The Committee views these stock ownership guidelines as an effective means of aligning the interests of the executive officers with those of shareholders, since it requires executive officers to be subject to long-term stock price volatility. These equity ownership guidelines have been implemented for the Named Executive Officers, other members of executive management, and directors and were originally required to be met by the later of June 2013 or six years after the commencement of employment for newly-hired executive officers and directors. When establishing these guidelines, the Committee’s intention was that the annual equity compensation awards (stock options and NSU’s) would provide a means for the executives to achieve the guidelines. However, the Company’s current stock price has resulted in “out of the money” stock options which has prevented executives from using stock acquired through option exercises to meet the guidelines. As such, during fiscal 2011, the Committee extended this deadline by two additional years for those originally subject to the guidelines.

Under the guidelines, the fixed target value of shares to be held has been determined as a multiple of annual base salary for Company executive officers and as a multiple of the annual retainer for directors. The targets, expressed as multiple of salary or annual retainer, are as follows:

Chief Executive Officer	4.0 times base salary
Chief Financial Officer	1.0 times base salary
Executive Vice Presidents	1.0 times base salary
Outside Directors	4.0 times annual director retainer

Should the executive have not attained at least the required ownership levels within the specified timeframe, the Board has the discretion to pay 30% to 50% of the executive officer’s annual bonus in Common Stock to support further attainment of the ownership requirement. For purposes of calculating the progress towards the ownership guideline, the participant’s established guideline value is divided by the Company’s average closing price of its Common Stock over the prior 365-day period and rounded to the nearest 100 shares.

The Committee performed a milestone check in fiscal 2011 in order to assess the progress for both Named Executive Officers and Directors. At the milestone check the Directors had attained at least 50% of the target ownership level.

Perquisites and Other Personal Benefits

Other than relocation-related perquisites which may be provided to senior leaders and executive officers, the Company does not provide perquisites to the Named Executive Officers. Personal benefits provided to all employees, including the Named Executive Officers, include employee discounts on Company products, subsidies on health care costs, and paid time off.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation over $1 million for any fiscal year paid to the corporation’s chief executive officer and other highly compensated executive officers whose compensation is required to be reported in this Proxy Statement as of the end of any fiscal year. However, Section 162(m) also provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. In making compensation decisions, it is the Committee’s current intention to recommend plans and awards which will meet the requirements for deductibility for tax purposes under Section 162(m). Because of uncertainties as to the application and interpretation of Section 162(m), no assurance can be given that the compensation paid to our most highly compensated officers will be deductible for federal income tax purposes, notwithstanding the Company’s efforts to satisfy such section. In addition, the Company may pay compensation that does not satisfy these requirements for deduction if it is deemed advisable for business reasons.

Summary Compensation Information. The following table sets forth the compensation earned by the Named Executive Officers during fiscal 2012:

Summary Compensation Table—Fiscal 2012

Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($) (9)	Stock Awards ($) (2) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Michael P. Lavelle (8)	2012	$185,096	$—	$169,500	$245,575	$—	$—	$600,171
Chief Executive Officer

David J. Vander Zanden (6)	2012	$422,048	$—	$—	$705,992	$—	$220,121	$1,348,161
Chief Executive Officer	2011	$649,038	$—	$694,960	$697,835	$—	$—	$2,041,833
	2010	$662,019	$—	$664,137	$700,910	$—	$—	$2,027,066

David N. Vander Ploeg	2012	$308,076	$—	$105,900	$288,943	$—	$—	$702,919
Vice President and	2011	$317,308	$—	$399,840	$169,378	$—	$—	$886,526
Chief Financial Officer	2010	$323,654	$—	$148,263	$155,758	$—	$—	$627,674

Gerald T. Hughes (9)	2012	$26,922	$25,000	$70,600	$205,016	$—	$—	$327,538
Chief Administrative Officer

Richmond Y. Holden (5)	2012	$306,154	$—	$70,600	$261,114	$—	$—	$637,868
Executive Vice President,	2011	$317,308	$—	$371,280	$135,502	$—	$—	$824,090
Educational Resources	2010	$220,367	$—	$—	$62,594	$—	$—	$282,962

Kathryn Pepper-Miller (9)	2012	$11,154	$30,000	$31,600	$52,588	$—	$—	$125,342
Chief Marketing Officer

Steven F. Korte (7)	2012	$317,308	$—	$—	$151,284	$—	$389,986	$858,578
Executive Vice President,	2011	$350,928	$—	$371,280	$135,502	$—	$—	$857,710
Educational Publishing	2010	$334,982	$—	$103,581	$112,815	$—	$—	$551,378

Rachel P. McKinney (5) (7)	2012	$261,461	$—	$—	$60,514	$—	$294,068	$616,043
Executive Vice President,	2011	$272,356	$—	$156,128	$60,975	$—	$—	$489,459
Chief Human Resources Officer	2010	$277,803	$—	$64,992	$68,417	$—	$—	$411,212

(1)	Base salary amounts reflect a four-week furlough in fiscal 2012, two-week furlough in fiscal 2011 and one-week furlough in fiscal 2010 for the Named Executive Officers who were with the Company during those fiscal years.

(2)	These amounts reflect the grant date fair value of the stock awards granted during the indicated fiscal year, computed in accordance with FASB ASC Topic 718, Compensation-Stock Compensation. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to performance-based vesting conditions. The assumptions made in valuing the stock awards are included under the caption “Share-Based Compensation Expense” in Notes 12, 13 and 15, respectively, of the Notes to Consolidated Financial Statements in the Company’s fiscal 2012, 2011 and 2012 Annual Reports on Form 10-K.

(3)	The amounts for fiscal 2012 reflect the grant date fair value of the restricted stock awards granted during the fiscal year, and the amounts for fiscal 2011 and 2010 reflect the grant date fair value of NSU and restricted stock awards granted during those fiscal years. The Adjusted EPS performance metric associated with the fiscal NSU awards are reviewed on a quarterly basis by the Committee. The Company determined the Adjusted EPS metric for the fiscal 2011 NSU awards would not be attained by the Company and reversed the expense recognized in the second quarter of fiscal 2011. Fiscal 2010 Adjusted EPS metric was attained and shares will be awarded at 88% of target based on the vesting schedule.

(4)

These amounts reflect the grant date fair value of the option awards granted during the indicated fiscal year, computed in accordance with FASB ASC Topic 718, Compensation-Stock Compensation. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions made in valuing the option awards are included under the caption “Share-Based Compensation Expense” in Notes 12, 13 and 15,

respectively, of the Notes to Consolidated Financial Statements in the Company’s fiscal 2012, 2011, and 2010 Annual Reports on Form 10-K.

(5)	Ms. McKinney and Mr. Holden became executive officers of the Company as of May 14, 2010 and March 15, 2010, respectively.

(6)	Mr. Vander Zanden resigned as Chief Executive Officer on January 11, 2012. He remains a director of the Company. The amount included in All Other Compensation for Mr. Vander Zanden includes $202,130 of salary continuation paid, pursuant to his employment agreement, for the period from January 12, 2012 through the end of fiscal 2012, and $17,991 of compensation for unused vacation time as of the effective date of his resignation. There is no further salary continuation beyond the end of fiscal 2012 for Mr. Vander Zanden.

(7)	Mr. Korte and Ms. McKinney resigned from the Company effective March 31, 2012 and April 28, 2012, respectively. In connection with their resignations, any remaining unvested NSUs and stock options were be canceled and all associated expense has been or will be reversed. The amounts included in All Other Compensation for Mr. Korte and Ms. McKinney include $375,000 and $282,500, respectively, for the 12 months of severance to be paid to them under their respective separation agreements, and $14,986 and $10,818, respectively, of compensation for unused vacation time as of the effective dates of their resignations.

(8)	Mr. Lavelle was hired as President and Chief Executive Officer as of January 12, 2012. Mr. Hughes was hired as Chief Administrative Officer on April 2, 2012 and Ms. Pepper-Miller was hired as Chief Marketing Officer on April 16, 2012.

(9)	The amounts included for Mr. Hughes and Ms. Pepper-Miller represent signing bonuses for joining the Company.

Grants of Plan-Based Awards. Details of grants of options to acquire School Specialty Common Stock and an estimate of our future payouts under our non-equity incentive plan for fiscal 2012 for Named Executive Officers are listed below.

Grants of Plan-Based Awards—Fiscal 2012

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael P. Lavelle	1/12/2012	$—	$—	$—	—	—	—	75,000	325,000	$2.26	$415,075
David J. Vander Zanden (4)	6/22/2011	$135,000	$303,750	$607,500	—	—	—	—	140,000	$13.78	$705,992
David N. Vander Ploeg	6/22/2011	$33,000	$82,500	$165,000	—	—	—	—	34,000	$13.78	$171,455
	4/2/2012							30,000	80,000	$3.53	$223,388
Gerald T. Hughes	4/2/2012	$—	$—	$—	—	—	—	20,000	140,000	$3.53	$275,616
Richmond Y. Holden	6/22/2011	$33,000	$82,500	$150,000	—	—	—	—	30,000	$13.78	$151,284
	4/2/2012							20,000	75,000	$3.53	$180,430
Kathryn Pepper-Miller	4/16/2012	$—	$—	$—	—	—	—	10,000	40,000	$3.16	$84,188
Steven F. Korte (3)	6/22/2011	$37,500	$93,750	$187,500	—	—	—	—	30,000	$13.78	$151,284
Rachel P. McKinney (3)	6/22/2011	$28,250	$70,625	$141,250	—	—	—	—	12,000	$13.78	$60,514

(1)	Amounts shown reflect the grant date fair value computed in accordance with FASB ASC Topic 718, Compensation-Stock Compensation. The assumptions used in the computation of this amount are included in Note 12, “Share-Based Compensation Expense,” in the Company’s fiscal 2012 Annual Report on Form 10-K.

(2)	In fiscal 2012, the Committee temporarily suspended the granting of an NSU awards.

(3)	As noted above, stock option awards held by Mr. Korte and Ms. McKinney were forfeited as they both have resigned from the Company prior to meeting the vesting requirements for Stock Option Awards.

(4)	While Mr. Vander Zanden resigned as an executive officer of the Company during fiscal 2012, pursuant to his employment agreement with the Company, Mr. Vander Zanden’s Stock Option Awards were not forfeited since he continues with the Company as a director.

Employment Agreements

During Fiscal 2012, the Company was or is party to an employment agreement with each of Mr. Lavelle, Mr. Vander Zanden, Mr. Vander Ploeg, Mr. Holden, Mr. Korte and Ms. McKinney, and offer letters with each of Mr. Hughes and Ms. Pepper-Miller. Material terms of these arrangements are described below.

The Company entered into an employment agreement with Mr. Lavelle effective January 12, 2012, the term of which runs through June 30, 2015. The agreement provides for an annual base salary of $625,000 (subject to increase at the discretion of the Board of Directors), and eligibility for participation in annual incentive bonus, long-term incentive compensation, retirement and welfare benefit plans offered by the Company to its senior executives. The agreement also provided for the grant of an inducement option (the “Inducement Option”) to purchase 75,000 shares of Common Stock at an exercise price equal to the closing stock price on the first day of Mr. Lavelle’s employment, one-third of which will become exercisable on the date that Mr. Lavelle purchases a number of shares of Common Stock with an aggregate purchase price of at least $400,000 (the “Purchase Date”), and another one-third of which will become exercisable on each of the first and second anniversaries of the Purchase Date; the grant of an option (the “Plan Option”) under the Company’s 2008 Equity Incentive Plan to purchase 250,000 shares of Common Stock at an exercise price equal to the closing stock price on the first day of Mr. Lavelle’s employment, one-fourth of which vests on the date the Average Trading Price (as defined in the Plan Option) equals or exceeds $5.00, and another one-fourth of which will vest on each of the dates the Average Trading Price equals or exceeds $10.00, $15.00 and $20.00, provided, however that the Plan Option may not be exercised with respect to more than one-third of the shares subject to the Plan Option on each of the first three anniversaries of the date of grant; and a grant under the Company’s 2008 Equity Incentive Plan of 75,000 shares of the restricted stock of the Company (the “Restricted Stock”), one-third of which will vest on the Purchase Date, and another one-third of which will vest on each of the first and second anniversaries of the Purchase Date. The agreement contains confidentiality and non-compete provisions during the term of his employment and for a specified period of time thereafter. In the event Mr. Lavelle’s employment is terminated without cause, he is entitled to a severance payment equal to 12 months of base salary, payable in accordance with the normal Company payroll practices. If Mr. Lavelle is terminated without cause within 24 months of a change of control, he will be entitled to a severance payment of 24 months of base salary, payable in accordance with the normal Company payroll practices. Additionally, during any period of salary continuation described in the agreement, Mr. Lavelle and his family will continue to be covered under all health insurance coverage of the Company at the then-effective cost sharing arrangement between Mr. Lavelle and the Company. Mr. Lavelle will have no additional rights if his employment is terminated for cause, death, disability or resignation, except for the right to receive any unpaid base salary, accrued time off or reimbursement of expenses to which he is entitled.

Mr. Lavelle has agreed to hold the shares purchased as described above until the earlier of (1) the third anniversary of the Purchase Date, (2) the date on which his employment with the Company is terminated and (3) the date on which he has satisfied the Company’s stock ownership guidelines (provided that any such sales of the would not result in the value of his Common Stock falling below the required multiple of his base salary immediately after such sale).

In connection with the Company’s announcement of Mr. Vander Zanden’s intent to retire, on June 27, 2011, the Company entered into an employment agreement with Mr. Vander Zanden, which superceded his previous employment agreement. The agreement provided for an annual base salary of at least $675,000 (subject to increase at the discretion of the Board of Directors), participation in a performance-based incentive compensation plan, and entitlement to any incentive bonus earned under the Company’s senior management bonus program for the fiscal year ended April 28, 2012. Common stock earned by Mr. Vander Zanden under the Fiscal 2010

Performance Share Program vested in full and was distributed upon the termination of his employment. Consistent with his prior employment agreement, Mr. Vander Zanden is entitled to be nominated by the Board of Directors of the Company for election to the Board at the 2012 Annual Meeting for a three year term. In the event Mr. Vander Zanden is nominated but is not elected, Mr. Vander Zanden’s stock options will be amended to provide for the same vesting and exercisability as if he had been elected to the Board for a three-year term. The agreement contains a non-compete provision that applies during Mr. Vander Zanden’s employment and continues for a period of two years following termination of employment, and a confidentiality provision that continues for a period of two years following the termination of Mr. Vander Zanden’s employment.

The Company entered into an employment agreement with Mr. Vander Ploeg effective April 21, 2008. The agreement had an initial term of three years, with automatic one year renewals, unless either party gives notice of non-renewal. The agreement provides for an annual base salary of $330,000 (subject to increase at the discretion of the Board of Directors) and participation in an incentive bonus plan with a 50% of annual earned base salary target with a maximum opportunity of 100% The agreement contains confidentiality and non-compete provisions that continue for 18 months after termination of employment. In the event Mr. Vander Ploeg’s employment is terminated without cause, he is entitled to a severance payment equal to 12 months of base salary, payable in accordance with the normal Company payroll practices. Mr. Vander Ploeg will have no additional rights if his employment is terminated for cause, death, disability or resignation, except for the right to receive any unpaid base salary, accrued time off or reimbursement of expenses to which he is entitled.

The Company entered into an employment agreement with Mr. Holden on March 15, 2010. The agreement has an initial term of three years, with automatic one year renewals, unless either party gives notice of non-renewal. The agreement provides for an annual base salary of $330,000 (subject to increase at the discretion of the Board of Directors) and participation in an incentive bonus plan and an equity-based performance incentive plan. The agreement contains confidentiality and non-compete provisions during employment and for 18 months after termination of employment. In the event Mr. Holden’s employment is terminated without cause, he is entitled to a severance payment equal to 12 months of base salary, payable in accordance with the normal Company payroll practices. Mr. Holden will have no additional rights if his employment is terminated for cause, death, disability or resignation, except for the right to receive any unpaid base salary, accrued time off or reimbursement of expenses to which he is entitled.

Under the offer letter dated March 19, 2012 provided to Mr. Hughes in connection with his employment with the Company, Mr. Hughes’s total compensation includes an initial base salary of $350,000 per year; participation in the Company’s annual bonus plan and long-term equity incentive program; an award of 20,000 NSUs vesting over three years; an award of an option to purchase 40,000 shares of Common Stock, vesting over a period of four years; and an award of an option to purchase 100,000 shares of Common Stock that will begin to vest upon Mr. Hughes’s accumulation of $150,000 in purchased shares of Common Stock and will further vest in 25% increments based on targeted appreciation of the price per share of the Common Stock. In any event, no more than one-third of these options may be exercised until each of the first, second and third anniversaries of Mr. Hughes’s hire. Mr. Hughes also received a $25,000 sign-on bonus, and will receive four weeks of paid time off and all benefits that the Company customarily provides to similarly situated employees. Should his employment be terminated for reasons other than cause, Mr. Hughes will be eligible to receive one year of severance based on his salary at the date of termination, contingent on his agreement to customary covenants and conditions.

Under the offer letter dated March 19, 2012 provided to Ms. Pepper-Miller in connection with her employment with the Company, Ms. Pepper-Miller’s total compensation includes an initial base salary of $290,000 per year; participation in the Company’s annual bonus plan and long-term equity incentive program; an award of 10,000 NSUs, vesting over three years; an award of an option to purchase 15,000 shares of Common Stock, vesting over a period of four years; and an award of an option to purchase 25,000 shares of Common Stock that will begin to vest upon Ms. Pepper-Miller’s accumulation of $40,000 in purchased shares of Common Stock and will further vest in 25% increments based on targeted appreciation of the price per share of the

Common Stock. In any event, no more than one-third of these options may be exercised until each of the first, second and third anniversaries of Ms. Pepper-Miller’s hire. Ms. Pepper-Miller also received a $30,000 sign-on bonus, payable in July 2012, and will receive a $20,000 retention payment provided she is an employee in good standing in July 2013. She will also receive relocation assistance in the amount of $18,000 as described in the letter, four weeks of paid time off and all benefits that the Company customarily provides to similarly situated employees. Should her employment be terminated for reasons other than cause, Ms. Pepper-Miller will be eligible to receive one year of severance based on her salary at the date of termination, contingent on her agreement to customary covenants and conditions.

The Company entered into an employment agreement with Mr. Korte on December 6, 2005. The agreement had an initial term of three years, with automatic one year renewals, unless either party gave notice of non-renewal. The agreement provided for an annual base salary of $265,000 (subject to increase at the discretion of the Board of Directors), participation in an incentive bonus plan and an equity-based performance incentive plan. The agreement contains confidentiality and non-compete provisions during employment and for 24 and 18 months, respectively, after termination of employment. Mr. Korte resigned from the Company effective March 31, 2012 and, in connection with his resignation, entered into a Separation Agreement with the Company. Under the Separation Agreement, Mr. Korte will receive a severance benefit equal to his annualized salary of $375,000, to be paid over the 12-month period commencing on his separation date. Mr. Korte’s benefit under the Separation Agreement is subject to customary conditions, including a release of the Company from any claims arising on or before his separation date and confidentiality, non-compete and non-solicitation provisions.

The Company entered into an employment agreement with Ms. McKinney on August 28, 2007. The agreement had an initial term of three years, with automatic one year renewals, unless either party gave notice of non-renewal. The agreement provided for an annual base salary of $275,000 (subject to increase at the discretion of the Board of Directors) and participation in an incentive bonus plan and an equity-based performance incentive plan. The agreement contains confidentiality and non-compete provisions during employment and for 18 months after termination of employment. Ms. McKinney resigned from the Company effective April 28, 2012 and, in connection with her resignation, entered into a Separation Agreement with the Company. Under the Separation Agreement, Ms. McKinney will receive a severance benefit equal to her annualized salary of $283,250, to be paid over the 12-month period commencing on her separation date. Ms. McKinney’s benefit under the Separation Agreement is subject to customary conditions, including a release of the Company from any claims arising on or before her separation date and confidentiality, non-compete and non-solicitation provisions.

Outstanding Equity Awards. The following table provides information regarding options held at fiscal yearend by the Named Executive Officers:

Outstanding Equity Awards at April 30, 2012

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)(11)(12)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael P. Lavelle	—	75,000	(14)	$2.26	1/12/2022	75,000	$243,750	—	$—
	—	250,000	(15)	$2.26	1/12/2022

David J. Vander Zanden	50,000	—	(1)	$24.10	11/5/2012	—	$—	—	$—
	250,000	—	(1)(9)	$38.91	2/20/2017
	48,150	48,150	(1)(4)	$20.31	6/22/2019
	25,750	77,250	(1)(10)	$19.04	6/28/2020
	—	140,000	(1)(13)	$13.78	6/22/2021

David N. Vander Ploeg	26,250	8,750	(1)(8)	$29.48	5/5/2018	48,424	$157,378	—	$—
	10,700	10,700	(1)(4)	$20.31	6/22/2019
	6,250	18,750	(1)(10)	$19.04	6/28/2020
	—	34,000	(1)(13)	$13.78	6/22/2021
	—	30,000	(1)(18)	$3.53	4/2/2022
	—	50,000	(1)(17)	$3.53	4/2/2022

Gerald T. Hughes	—	40,000	(1)(14)	$3.53	4/2/2022	20,000	$65,000	—	$—
	—	100,000	(1)(16)	$3.53	4/2/2022

Richmond Y. Holden	6,500	—	(1)(7)	$35.46	6/12/2017	32,000	$104,000	—	$—
	4,300	4,300	(1)(4)	$20.31	6/22/2019
	5,000	15,000	(1)(10)	$19.04	6/28/2020
	—	30,000	(1)(13)	$13.78	6/22/2021
	—	25,000	(1)(18)	$3.53	4/2/2022
	—	50,000	(1)(17)	$3.53	4/2/2022

Kathryn Pepper-Miller	—	15,000	(1)(14)	$3.26	4/16/2022	10,000	$32,500	—	$—
	—	25,000	(1)(16)	$3.26	4/16/2022

Steven F. Korte	50,000	—	(1)(5)	$36.82	6/29/2012	—	$—	—	$—
	7,750	—	(1)(4)	$20.31	6/29/2012
	5,000	—	(1)(10)	$19.04	6/29/2012

Rachel P. McKinney	20,000	—	(1)(6)	$36.50	7/27/2012	—	$—	—	$—
	4,700	—	(1)(4)	$20.31	7/27/2012
	2,250	—	(1)(10)	$19.04	7/27/2012

(1)	Represents unvested options that were not “in-the-money” based on the closing price of the Common Stock of $3.25 as of April 28, 2012.

(2)	There are no remaining unearned NSU awards that are not vested.

(3)	As of the date of this Proxy Statement, the number of shares of Common Stock that the recipient will receive associated with prior NSU awards had been determined. Because the Company’s three-year Adjusted EPS for the Fiscal 2009-2011 performance period was less than the threshold three-year average Adjusted EPS goal for the NSUs granted in Fiscal 2009, no shares were earned under that grant. The Company’s Adjusted EPS for fiscal 2010 was between the threshold and target Adjusted EPS goals for the NSUs granted in fiscal 2010. Therefore, a number of shares equal to 88% of the target payout were earned under the Fiscal 2010 grant. These shares vested on June 22, 2012 for the recipients employed with the Company through that date. The Company’s Adjusted EPS for fiscal 2011 was less than the threshold Adjusted EPS goal for the NSUs granted in fiscal 2011. Therefore, no shares were earned under the fiscal 2011 grant. No NSUs were granted in fiscal 2012.

(4)	The options granted on June 22, 2009, with an expiration date of June 22, 2019, vest in four equal annual installments on June 22, 2010, June 22, 2011, June 22, 2012, and June 22, 2013, respectively.

(5)	The options granted on December 7, 2005, with an expiration date of December 7, 2015, vested in four equal annual installments on December 7, 2006, December 7, 2007, December 7, 2008, and December 7, 2009 respectively.

(6)	The options granted on August 29, 2007, with an expiration date of August 29, 2017, vested in four equal annual installments on August 29, 2008, August 29, 2009, August 29, 2010, and August 29, 2011, respectively.

(7)	The options granted on June 12, 2007, with an expiration date of June 12, 2017, vested in four equal annual installments on June 12, 2008, June 12, 2009, June 12, 2010, and June 12, 2011, respectively.

(8)	The options granted on May 5, 2008, with an expiration date of May 5, 2018, vest in four equal annual installments on May 5, 2009, May 5, 2010, May 5, 2011, and May 5, 2012, respectively.

(9)	The options granted on February 20, 2007, with an expiration date of February 20, 2017, vested in four equal annual installments on February 20, 2008, February 20, 2009, February 20, 2010, and February 20, 2011, respectively.

(10)	The options granted on June 28, 2010, with an expiration date of June 28, 2020, vest in four equal annual installments on June 28, 2011, June 28, 2012, June 28, 2013, and June 28, 2014, respectively.

(11)	Restricted shares awarded on June 28, 2010 will vest 30% on June 28, 2013, an additional 30% on June 28, 2014 and the final 40% on June 28, 2015.

(12)	Restricted shares awarded to Mr. Lavelle as of January 12, 2012 will vest 33% on the first anniversary following his purchase of $400,000 of Common Stock; 33% on the second anniversary of such purchase and 34% on the third anniversary of such purchase. Restricted shares awarded to Mr. Vander Ploeg, Mr. Hughes and Mr. Holden as of April 2, 2012 will vest 33% on the first anniversary of the award date, 33% on the second anniversary and 34% on the third anniversary. Restricted shares awarded to Ms. Pepper-Miller as of April 16, 2012 will vest 33% on the first anniversary of the award date, 33% on the second anniversary and 34% on the third anniversary.

(13)	The options granted on June 22, 2011, with an expiration date of June 22, 2021, vest in four equal annual installments on June 22, 2012, June 22, 2013, June 22, 2014 and June 22, 2015, respectively.

(14)	Stock options awarded to Mr. Lavelle as of January 12, 2012 will vest 33% on the first anniversary following his purchase of $400,000 of Common Stock; 33% on the second anniversary of such purchase and 34% on the third anniversary of such purchase. Stock options awarded to Mr. Hughes as of April 2, 2012 will vest 33% on the first anniversary of his hire date, 33% on the second anniversary of his hire date and 34% on the third anniversary his hire date. Stock options awarded to Ms. Pepper-Miller as of April 16, 2012 will vest 33% on the first anniversary of her hire date, 33% on the second anniversary of her hire date and 34% on the third anniversary her hire date.

(15)	Stock options awarded to Mr. Lavelle as of January 12, 2012 will vest 25% upon the achievement of an average stock price of $5, $10, $15 and $20, respectively. Regardless of the stock price targets for vesting purposes, no options are exercisable in the first year of employment, 33% become exercisable on each of the first three anniversaries of Mr. Lavelle’s date of hire.

(16)	Stock options awarded to Mr. Hughes and Ms. Pepper-Miller as of April 2, 2012 and April 16, 2012, respectively, will vest 25% each upon the achievement of an average stock price of $5, $10, $15 and $20, respectively. Regardless of the stock price targets for vesting purposes, no options are exercisable in the first year of employment, and 33% of the vested options become exercisable after each of the first three anniversaries dates of their respective hire dates. However, Mr. Hughes may not exercise any of these stock options prior to his purchase $150,000 of Common Stock, and Ms. Pepper-Miller may not exercise any of these stock options prior to her purchase $40,000 of Common Stock.

(17)	Stock options awarded to Mr. Vander Ploeg and Mr. Holden on April 2, 2012 will vest 50% each upon the achievement of an average stock price of $5 and $10, respectively. Regardless of the stock price targets for vesting purposes, no options are exercisable prior to the first anniversary of the grant date, then 33% become exercisable after each of the first three anniversary dates of their respective hire dates. However, Mr. Vander Ploeg and Mr. Holden may not exercise any of these stock options prior to their respective purchases of $75,000 of Common Stock.

(18)	Stock options awarded to Mr. Vander Ploeg and Mr. Holden on April 2, 2012, which vest 33% on each of the first three anniversary dates of the grant date.

Option Exercises. There were no options to acquire Common Stock exercised during fiscal 2012 by the Named Executive Officers.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Potential Payments upon Termination by the Company

Under the employment agreement in effect for Mr. Lavelle as of January 12, 2012, upon termination of his employment without cause, Mr. Lavelle is eligible for a severance payment of 12 months of base salary as further quantified in the table below. In addition, Mr. Lavelle and his family will continue to be covered under all health insurance coverage of the Company for a 12-month period at the then-effective cost sharing arrangement between Mr. Lavelle and the Company. Upon termination without cause, Messrs. Vander Ploeg, Hughes, Holden and Ms. Pepper-Miller are eligible for a severance payment of 12 months of base salary as further quantified in the table below.

No payments are required to any Named Executive Officer upon termination for cause (in each case, as defined in the applicable agreement).

Potential Payments upon Retirement, Death or Disability

Executive officers are not eligible for any additional benefits upon retirement.

For options granted after fiscal 2010, equity incentives under the Corporation’s plans at “normal retirement” would vest in their entirety with a three-year period to exercise. For options granted after fiscal 2010, equity incentives under the Corporations plans at “early retirement” would not have accelerated vesting but would be provided a three-year period to exercise.

Potential Payments upon a Change of Control

Upon a change of control, Mr. Lavelle is eligible for a severance payment of 24 months of base salary as further quantified in the table below, only in the event Mr. Lavelle is terminated without cause within a two year period following a change of control. In addition, for a period of 24 months following a termination without cause following a change of control, Mr. Lavelle and his family will continue to be covered under all health insurance coverage of the Company at the then-effective cost sharing arrangement between Mr. Lavelle and the Company.

No other Named Executive Officers are entitled to salary continuation benefits upon a change of control. Any unvested equity awards granted to employees and non-employee directors will vest upon a change of control.

The table below reflects the amounts that would have been payable to each of the Named Executive Officers of the Company had such person terminated his or her employment effective as of April 30, 2012. The actual amounts payable can only be determined at the time of an individual’s separation from the Company.

Potential Payments Upon Termination or Change of Control

Name and Benefit	Voluntary Termination	Retirement	Involuntary Not For Cause Termination	For Cause Termination	Change-in-Control (1)	Disability	Death
Michael Lavelle
Base Salary	$—	$—	$625,000	$—	$1,250,000	$—	$—
Equity Award Vesting acceleration (2)					$318,000	$—	$—
David Vander Ploeg
Base Salary	$—	$—	$375,000	$—	$—	$—	$—
Equity Award Vesting acceleration (2)					$157,378	$—	$—
Gerald Hughes
Base Salary	$—	$—	$350,000	$—	$—	$—	$—
Equity Award Vesting acceleration (2)					$65,000	$—	$—
Richmond Holden
Base Salary	$—	$—	$350,000	$—	$—	$—	$—
Equity Award Vesting acceleration (2)					$104,000	$—	$—
Kathryn Pepper-Miller
Base Salary	$—	$—	$290,000	$—	$—	$—	$—
Equity Award Vesting acceleration (2)					$36,100	$—	$—

(1)	Upon a change of control, Mr. Lavelle has the right to terminate his employment and is eligible for salary continuation through the remaining term of his employment contract. No other Named Executive Officers are entitled to salary continuation benefits upon a change of control. Any unvested equity awards granted to employees and non-employee directors will vest upon a change of control, except with respect to the stock options awarded to Mr. Lavelle that are subject to minimum share price vesting requirements, the vesting of which would be accelerated only if and to the extent the consideration per share for the Company’s common stock in a chance of control were to exceed specified values.

(2)	The amounts shown reflect the accelerated vesting of unvested NSUs and restricted stock. Based on the closing price of our Common Stock as of April 28, 2012, only Mr. Lavelle and Ms. Pepper-Miller would have had “in the money” stock options which would have been accelerated upon a change in control on that date. The remaining Name Executive Officers will have no “in the money” stock options which would be accelerated upon a change in control.

NON-EMPLOYEE DIRECTOR COMPENSATION

The Compensation Committee Charter provides for the Committee to review the level and composition of compensation provided to non-employee members of the Board of Directors on a periodic basis, and to approve any changes. Such approval shall be ratified by a majority of independent members of the Board of Directors.

The current compensation program for non-employee directors is designed to both provide fair compensation for work required of directors of a company the size and complexity of School Specialty, Inc. and align the interests of directors with those of our shareholders. Non-employee directors are compensated with a combination of both cash and equity-based compensation. The Committee’s target for the equity component of the annual director compensation is at least 50 percent of the total annual director compensation.

Non-employee directors are currently paid an annual retainer of $50,000 plus $1,000 for each additional special meeting and committee meeting attended and are reimbursed for all out-of-pocket expenses related to their service as directors. The non-executive chairman is paid an additional annual retainer of $50,000, and the Audit, Compensation, and Nominating and Governance Committee chairpersons are paid additional annual retainers of $10,000, $5,000 and $5,000, respectively

Non-employee directors are granted options under our stock incentive plans to purchase 15,000 shares of Common Stock upon their initial election as members of the Board of Directors. During the June meeting of the Board of Directors each year, each non-employee director is awarded an annual grant under the Company’s equity incentive plans which historically has approximated at least $65,000 in value. This target amount of equity-based compensation is based on the Committee’s estimate of the average annual cash compensation earned by the Company’s directors, thus targeting a total compensation objective of approximately equal cash and equity components.

The Committee has targets approximately one-half the value of this annual equity-based compensation to be granted in the form of stock options, and approximately one-half the value of this equity-based compensation to be granted in the form of NSUs. Stock options are granted at an exercise price equal to the fair market value on the date of grant and have three year, variable vesting schedules (20% after year one, 50% cumulative after year two, and 100% cumulative after year three). The NSUs are fully earned and vested after the one-year anniversary of the date of grant.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Stock Awards ($) (1) (2)	Total ($)
Terry L. Lay	$112,000	$33,282	$32,383	$177,665
Edward C. Emma	$58,000	$33,282	$32,383	$123,665
Herbert A. Trucksess, III	$76,000	$33,282	$32,383	$141,665
Jacqueline F. Woods	$68,000	$33,282	$32,383	$133,665
Jonathan J. Ledecky	$56,000	$33,282	$32,383	$121,665
A. Jacqueline Dout	$70,000	$33,282	$32,383	$135,665

(1)	The amounts reflect the dollar value of the compensation cost of options and NSUs granted during fiscal 2012, computed in accordance with FASB ASC Topic 718. The assumptions used in the computation of these amounts are included in Notes 12, 13 and 15, respectively, of the Notes to Consolidated Financial Statements in the Company’s fiscal 2012, 2011 and 2012 Annual Reports on Form 10-K. As of April 28, 2012 each Director had outstanding options to purchase the following number of shares of Common Stock: Terry L. Lay: 41,900; Edward C. Emma: 31,900 Herbert A. Trucksess, III: 31,900; Jacqueline F. Woods: 31,900; Jonathan J. Ledecky: 46,900; and A. Jacqueline Dout: 26,900.

(2)	In June 2011, each non-employee director received 2,350 NSUs, which fully vest as of June 20, 2012.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the management of the Company and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the fiscal year end April 28, 2012.

The Compensation Committee:

A. Jacqueline Dout (Chairperson)

Herbert A. Trucksess, III

Jacqueline F. Woods

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No current member of the Compensation Committee, nor anyone who was a member of the Compensation Committee during fiscal 2012, has ever been an officer of School Specialty or any of our subsidiaries, and none of our executive officers has served on the compensation committee or the board of directors of any company of which any of our directors is an executive officer.

PROPOSAL TWO: APPROVAL OF THE AMENDED AND RESTATED SCHOOL SPECIALTY, INC. INCENTIVE BONUS PLAN

General

The Board of Directors adopted the School Specialty, Inc. Incentive Bonus Plan, as amended and restated (the “Incentive Plan”), on June 13, 2007, and the Incentive Plan approved by the Company’s shareholders at the Company’s 2007 Annual Meeting of Shareholders. The Company is again seeking approval of the Incentive Plan for purposes of compliance with Section 162(m) of the Code. Subject to the terms and conditions of the Incentive Plan, participants may receive an annual incentive bonus tied to certain performance goals or, only in the case of employees not subject to Section 162(m) of the Code, a discretionary annual bonus.

The Incentive Plan summary below is qualified in its entirety by reference to the Incentive Plan, a copy of which is attached to this Proxy Statement as Appendix B.

Purpose and Eligibility

The purpose of the Incentive Plan is to establish a correlation between the annual incentives awarded to the participants in the Incentive Plan and the Company’s financial performance. Participants in the Incentive Plan may include any executive or other associate of the Company designated by the Compensation Committee by name or position.

Administration

The Incentive Plan is administered by the Compensation Committee. The Compensation Committee, in its discretion, may delegate its authority and duties under the Incentive Plan to the President and Chief Executive Officer and/or other senior officers of the Company under such conditions and limitations as the Compensation Committee may establish.

Determination of Awards

During the first 90 days of each fiscal year, the Compensation Committee will complete and adopt an award table for designated participants fixing the objective components for determining whether an award will be paid and, if so, the amount of the award. Awards are based on a percentage of each participant’s salary for the fiscal year, if and to the extent the relevant performance goal is achieved. Before any award may be paid for a fiscal year to a participant whose compensation for federal income taxes is governed by Section 162(m) of the Code (a “Covered Person”), the Compensation Committee is required to certify that the performance goals or other requirements of the Incentive Plan have been satisfied for the fiscal year. No payments will be made to Covered Persons unless and until the Compensation Committee makes this certification. Even if the performance goals have been met, no award to a participant with respect to a fiscal year may exceed $1,600,000, and the Compensation Committee may reduce or eliminate entirely any award if it determines it is in the best interest of the Company to do so. For participants in the Incentive Plan who are not Covered Persons, awards under the Incentive Plan may include discretionary bonus awards.

As used in the Incentive Plan and in this summary, “performance goals” means the goals identified by the Compensation Committee to measure one or more business criteria, which may include any of the following criteria and which, where applicable (1) may be set on a pre-tax or after-tax basis, (2) may be applied on absolute or relative basis, (3) may be valued on a growth or fixed basis, and (4) may be applied on a company-wide, business segment, or individual basis:

•	revenue;

•	gross profit;

•	gross profit margin percentage;

•	operating earnings;

•	operating earnings margin percentage;

•	diluted earnings per share;

•	diluted earnings per share from continuing operations;

•	earnings before interest, taxes, depreciation and amortization (or any combination thereof);

•	net earnings;

•	return on invested capital;

•	cash flow from operating activities;

•	free cash flow; and

•	total shareholder return.

The performance goals are determined by applying U.S. generally accepted accounting principles, adjusted for changes in accounting or extraordinary, unusual or nonrecurring items, including, without limitation, the impact of acquisitions or divestitures, as specified by the Compensation Committee upon the grant of an award.

Payment of Awards

Subject to the terms and conditions of the Incentive Plan, including certification by the Compensation Committee to the extent required, awards will be paid during the first 90 days of the fiscal year subsequent to the fiscal year to which the award relates, but in no event earlier than the completion of the audit for the fiscal year to which the award relates. Even if the performance goals have been met, a participant will receive no payment if the participant’s employment with the Company terminates prior to the date of payment for any reason other than death, disability or retirement. None of the Named Executive Officers received payments under the Incentive Plan for fiscal 2012.

Amendment and Termination

The Board of Directors may amend or terminate the Incentive Plan at any time as it deems appropriate, provided that an amendment will be submitted to the Company’s shareholders for approval to the extent necessary to comply with the requirements of Section 162(m) of the Code. Any such amendment, and any awards made to Covered Employees pursuant to such amendment, will not be effective without the required shareholder approval. The Company will not pay bonuses to Covered Employees under the Incentive Plan if it is not approved by the Company’s shareholders.

The Board of Directors unanimously recommends a vote FOR approval of the Incentive Plan.

PROPOSAL THREE: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted in July 2010, and the applicable SEC rules require the Company to provide its shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.

As described in detail under “Executive Compensation—Compensation Discussion and Analysis” in this Proxy Statement, the Compensation Committee strongly believes in the concepts of pay for performance and aligning the compensation of the Named Executive Officers with the interests of shareholders, and believes that these concepts are reflected in the Named Executive Officers’ compensation for fiscal 2012. Specifically, the Company’s executive compensation program is designed such that a significant portion of the annual compensation paid to the Named Executive Officers should vary with the Company’s business performance without encouraging inappropriate risk taking, and such that the annual and long-term financial objectives of our Named Executive Officers are aligned with the interests of shareholders.

While the Company’s business plan assumed stabilization of school spending and a return to modest revenue growth, continued pressures on school funding in fiscal 2012 led to a continued decline in revenues, although at a much slower rate than in previous fiscal years. Fiscal 2012 revenues declined approximately 4% from fiscal 2011. The Company responded to the decline in school funding by initiating cost savings actions. As part of these actions, all associates, including executives, were required to take four weeks of unpaid furlough, resulting in a base salary decrease of approximately 8% for these employees. In light of these financial results, the Company did not achieve the threshold performance requirement for its annual cash bonus plan. Therefore, no cash bonus was paid for fiscal 2012. This was the fourth year in a row that no cash bonuses were paid to the Named Executive Officers. In addition, most stock options granted during fiscal 2012, as well as all other outstanding option awards, were “underwater” as of the end of the fiscal year, meaning the exercise price was higher than the market price of the Company’s stock.

The Committee believes these outcomes reflect the strong pay for performance orientation of School Specialty’s executive compensation program and the Compensation Committee’s overall philosophy with regard to executive compensation.

The vote on this resolution is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of the Named Executive Officers as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, meaning that the results are not binding on the Company, the Board of Directors or the Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Accordingly, the Company asks that shareholders vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to School Specialty’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

The Board of Directors unanimously recommends a vote FOR approval of the compensation of the Named Executive Officers, as disclosed in this Proxy Statement.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of April 28, 2012 regarding shares of our Common Stock outstanding and available for issuance under our equity compensation plans—the Amended and Restated School Specialty, Inc. 1998 Stock Incentive Plan (the “1998 Plan”), the 2002 Stock Incentive Plan (the “2002 Plan”) and the 2008 Equity Incentive Plan (the “2008 Plan”). Under the 2008 Plan, we may grant stock options and other awards from time to time to employees, consultants, advisors and independent contractors of School Specialty and its subsidiaries, as well as non-employee directors and officers of School Specialty. No additional options may be granted under the 1998 Plan, which expired on June 8, 2008, or the 2002 Plan, which expired on June 11, 2012. The 1998 Plan was approved by the Company’s shareholders on August 29, 2000 and the 2002 Plan was approved by the shareholders on August 27, 2002. An amended and restated version of the 2002 Plan was approved by the shareholders on August 29, 2007. The 2008 Plan was approved by the shareholders on August 19, 2008.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (3)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (4)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders (1)	2,128,648	$21.14	1,011,875
Equity compensation plans not approved by security holders (2)	255,000	3.10	0
Total	2,383,640	$19.18	1,011,875

(1)	The aggregate number of shares of Common Stock authorized for issuance under the 2008 Plan is 2,000,000 shares, which may be treasury shares or authorized but unissued shares of Common Stock, or a combination of the two, and up to 1,500,000 of which may be granted in the form of incentive stock options. No individual may receive options or stock appreciation rights for more than 250,000 shares in the aggregate during any calendar year. Additionally, no individual may receive NSUs for more than 80,000 shares in the aggregate during any calendar year.

(2)	Amount shown represents shares subject to stock options awarded to Mr. Lavelle, Mr. Hughes and Ms. Pepper-Miller which, due to limitations under the 2008 Plan, were made as inducement grants. No additional awards may be made under these inducement option agreements.

(3)	Amounts shown include 12,848 shares subject to NSUs awarded to executive officers, and 14,100 shares subject to NSUs granted to directors.

(4)	Prices shown do not include shares subject to unvested NSUs.

PROPOSAL FOUR: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Upon recommendation of the Audit Committee and subject to ratification by the shareholders at the Annual Meeting, the Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, to audit the consolidated financial statements of School Specialty for the fiscal year ending April 27, 2013. Deloitte audited the financial statements of School Specialty for the fiscal year ended April 28, 2012. Representatives of Deloitte will be present at the Annual Meeting to make any statement they may desire and to respond to appropriate questions from shareholders.

If shareholders do not ratify the appointment of Deloitte, the selection of our independent registered public accounting firm will be reconsidered by the Audit Committee.

The Board of Directors unanimously recommends a vote FOR ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2013.

AUDIT COMMITTEE REPORT

In accordance with its written charter, the Audit Committee oversees all accounting and financial reporting processes and the audit of our financial statements. The Audit Committee assists the Board of Directors in fulfilling its responsibility to our shareholders, the investment community and governmental agencies relating to the quality and integrity of our financial statements and the qualifications, independence and performance of our independent registered public accounting firm. During fiscal 2012, the Audit Committee met five times, and the Audit Committee chair, the designated representative of the Audit Committee, discussed the interim financial information contained in each of our quarterly reports on Form 10-Q with the Chief Financial Officer and independent registered public accounting firm prior to their filing with the SEC.

In June 2012, the Audit Committee appointed Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for fiscal 2013.

Independent Registered Public Accounting Firm Independence and Fiscal 2012 Audit. In discharging its duties, the Audit Committee obtained from Deloitte, our independent registered public accounting firm for the fiscal 2012 audit, a formal written statement describing all relationships between Deloitte and us that might bear on Deloitte’s independence in accordance with the applicable requirements of the Public Company Accounting Oversight Board. In addition, the Audit Committee discussed with Deloitte any relationships that may impact Deloitte’s objectivity and independence and satisfied itself as to Deloitte’s independence. The Audit Committee also independently discussed with management and Deloitte the quality and adequacy of School Specialty’s internal controls, and reviewed with Deloitte its audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with Deloitte all communications required by generally accepted auditing standards, including those described in AU Section 380, “The Auditor’s Communication with Those Charged With Governance” and, with and without management present, discussed and reviewed the results of Deloitte’s fiscal 2012 audit of the financial statements.

Fiscal 2012 Financial Statements and Recommendations of the Committee. The Audit Committee separately reviewed and discussed our audited financial statements and management’s discussion and analysis of financial condition and results operations (“MD&A”) as of and for the fiscal year ended April 28, 2012 with management and Deloitte. Management has the responsibility for the preparation of our financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-mentioned review, and discussions with management and Deloitte, the Audit Committee recommended to the Board of Directors that our audited financial statements and MD&A be included in our annual report on Form 10-K for the fiscal year ended April 28, 2012 for filing with the SEC.

Fees Paid to Deloitte & Touche LLP. The aggregate fees billed for professional services by Deloitte during fiscal 2012 and fiscal 2011 were approximately as follows:

Type of Fees	Fiscal 2012	Fiscal 2011
Audit Fees	$700,000	$645,000
Audit-Related Fees	119,746	107,000
Tax Fees	298,665	366,716
All Other Fees	0	0

Total	$1,118,411	$1,118,716

In the above table, “audit fees” are fees School Specialty paid Deloitte for professional services for the audit of School Specialty’s consolidated financial statements included in its annual report on Form 10-K and the review of financial statements included in its quarterly reports on Form 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. Services related to School Specialty’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are included in audit fees for fiscal 2012 and 2011. “Audit-related fees” are fees billed by Deloitte for assurance and related services that are reasonably related to the performance of the audit or review of School Specialty’s financial statements. Audit-related services for fiscal 2011 included the audit of valuations completed in conjunction with the Company’s assessment of goodwill audit. Audit-related services in fiscal 2012 related primarily to the audit of valuations completed in conjunction with the Company’s assessment of goodwill, internal control compliance, the review of the Company’s registration statement on Form S-8 and work related to the Company’s response to an SEC comment letter. “Tax fees” are fees for tax compliance, tax advice, and tax planning. Tax-related services for fiscal 2012 and fiscal 2011 included tax return preparation and consulting. There were no “other fees” paid in fiscal 2012 or fiscal 2011.

The Audit Committee pre-approves all audit and non-audit work, including tax compliance and tax consulting, performed by Deloitte. However, the Audit Committee has delegated the approval of one category of non-audit services, post-closing accounting services related to School Specialty’s future acquisitions and dispositions, to the Chairman in the event it is not administratively expedient for the full Audit Committee to approve and authorize such services. In such case, the Chairman is required to make a report to the full Audit Committee at its next meeting. All audit and non-audit services provided by Deloitte during fiscal 2012 were pre-approved by the Audit Committee.

In performing all of the functions described above, the Audit Committee acts only in an oversight capacity. The Audit Committee does not complete its reviews of the matters described above prior to School Specialty’s public announcements of financial results and, necessarily, in its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for the Company’s financial statements and reports and internal control over financial reporting, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee:

Herbert A. Trucksess, III (Chairman)

Terry L. Lay

A. Jacqueline Dout

OTHER MATTERS

Although management is not aware of any other matters that may come before the Annual Meeting, if any such matters should be presented, the persons named in the enclosed proxy card intend to vote in accordance with their best judgment.

SUBMISSION OF SHAREHOLDER PROPOSALS

In accordance with our Bylaws, nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the 2013 Annual Meeting of Shareholders must be submitted to us no earlier than May 23, 2013 and no later than June 24, 2013. Any other shareholder proposed business to be brought before the 2013 Annual Meeting of Shareholders must be submitted to us no later than March 22, 2013. Shareholder proposed nominations and other shareholder proposed business must be made in accordance with our Amended and Restated By-Laws which provide, among other things, that shareholder proposed nominations must be accompanied by certain information concerning the nominee and the shareholder submitting the nomination, and that shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the Board of Directors, shareholder proposals for consideration at the 2013 Annual Meeting of Shareholders of School Specialty must be received by us at our principal executive offices, W6316 Design Drive, Greenville, Wisconsin, 54942 on or before March 22, 2013. Proposals should be directed to Ms. Karen A. Riching, Assistant Secretary. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

Shareholders may obtain a free copy of our Annual Report on Form 10-K for fiscal 2012 at writing to Karen A. Riching, Assistant Secretary, School Specialty, Inc., W6316 Design Drive, Greenville, Wisconsin, 54942.

By Order of the Board of Directors,

Joseph F. Franzoi IV, Secretary

APPENDIX A

COMPANIES INCLUDED IN 2011 GENERAL INDUSTRY EXECUTIVE COMPENSATION SURVEY DATA

Survey Participants

3M

7-Eleven

A&P

A.O. Smith

A.T. Cross

Abbott Laboratories

Accenture

ACH Food

Advanced Micro

    Devices

Aerojet

Aeropostale

Agilent Technologies

Agrium U.S.

Air Products and

    Chemicals

Alcoa

Allergan

Amazon.com

American Airlines

American Crystal Sugar

AMERIGROUP

Ameron

AMETEK

Amgen

Amway

APL

Applied Materials

ARAMARK

Armstrong World

    Industries

Arrow Electronics

ArvinMeritor

Arysta LifeScience North

    America

AstraZaneca

AT&T

Atos Origin

Automatic Data

    Processing

Avery Dennison

Avis Budget Group

Avon Products

BAE Systems

Ball

Barrick Gold of North

    America

Battelle Memorial

    Institute

Baxter International

Bayer CropScience

Bayer

Beckman Coulter

Benjamin Moore

Best Buy

Big Lots

Biogen Idec

Bio-Rad Laboratories

Blockbuster

Blyth

Bob Evans Farms

Boehringer Ingelheim

Boeing

Booz Allen Hamilton

Boston Scientific

Bovis Lend Lease

Brady

Brown-Forman

Bush Brothers

CA

CACI International

Cadbury North America

Callaway Golf

Cameron International

Cardinal Health

Cargill

Carlson Companies

Carmeuse Lime & Stone

Carpenter Technology

Catalent Pharma

    Solutions

Caterpillar

CDI

Celestica

Celgene

Century Aluminum

Cephalon

CH2M Hill

Chiquita Brands

Choice Hotels

    International

Chrysler

CHS

CITGO Petroleum

Coca-Cola Enterprises

Colgate-Palmolive

CommScope

CompuCom Systems

ConAgra Foods

Continental Airlines

Continental Automotive

    Systems

ConvaTec

Convergys

Covance

Covidien

Cox Enterprises

Crown Castle

CSR

CSX

Cubic

CVS Caremark

Daiichi Sankyo

Daimler Trucks North

    America

Dana

Dannon

Dean Foods

Delta Air Lines

Deluxe

Dentsply

Diageo North America

DIRECTV

Donaldson

Dow Chemical

Dr Pepper Snapple

DuPont

E.W.Scripps

Eastman Chemical

Eastman Kodak

Eaton

eBay

Ecolab

Eisai

Eli Lilly

Embarq

Embraer

EMC

EMCOR Group

EMI Music

Emulex

Endo Pharmaceuticals

Equifax

ESRI

Evergreen Packaging

Esterran

Fairchild Controls

FANUC Robotics

    America

Federal-Mogul

First Solar

Fiserv

Fluor

Ford

Forest Laboratories

Fortune Brands

Freeport-McMoRan

    Copper & Gold

Frontier Airlines

G&K Services

GAF Materials

Gannett

Gap

Garmin

GATX

Gavilon

Genentech

General Atomics

General Dynamics

General Electric

General Mills

General Motors

GenTek

Genzyme

GEO Group

Getty Images

Gilead Sciences

GlaxoSmithKline

Goodrich

Goodyear Tire & Rubber

Gorton’s Greif

GTECH

GXS

H.B. Fuller

Hanesbrands

Harland Clarke

Harley-Davidson

Harman International

    Industries

Hayes Lemmerz

Henkel of America

Herman Miller

Hershey

Hertz

Hess

Hexion Specialty

    Chemicals

Hitachi Data Systems

HNI

HNTB

Hoffmann-La Roche

Honeywell

Hortzon Lines

Hormel Foods

Hospira

Houghton Mifflin

Hovnanian Enterprises

Hunt Consolidated

IBM

IDEXX Laboratories

IKON Office Solutions

IMS Health

Ingersoll-Rand

Intel

Intercontinental Hotels

International Flavors &

    Fragrances

International Game

    Technology

International Paper

Invensys Controls

Invensys Process Systems

Irvine Company

J. Crew

J.M. Smucker

J.R. Simplot

Jack in the Box

Jacobs Engineering

Jarden

JetBlue

JM Family

Johns-Manville

Johnson & Johnson

Johnson Controls

Kaman Industrial

    Technologies

Kansas City Southern

KB Home

KBR

Kellogg

Kelly Services

Kerry Ingredients &

    Flavours

Kimco Realty

Kinross Gold

KLA- Tencor

Koch Industries

Kohler

Kohl’s

L.L. Bean

L-3 Communications

Lafarge North America

Land O’Lakes

Leggett and Platt

Level 3 Communications

Lexmark International

Life Technologies

Life Touch

Limited

Lockheed

Martin

Lorillard Tobacco

Magellan Midstream

    Partners

Marriott International

Martin Marietta Materials

Mary Kay

Masco

Mattel

Matthews International

McClatchy

McDermott

McDonald’s

McKesson

MeadWestvaco

Meadco Health Solutions

Media General

Medimmune

Medtronic

Merck & Co

Metavante Technologies

MetroPCS

    Communications

Microsoft

Millennium

    Pharmaceuticals

Millipore

Mine Safety Appliances

Molson Coors Brewing

Motorola

MSC Industrial Direct

Navistar International

NCR

Neoris USA

Nestle USE

New York Times

Newmont Mining

NewPage

Nokia

Noranda Aluminum

Norfold Southern

Novartis

Novartis Consumer

    Health

Novell

Novo Nordisk

    Pharmaceuticals

NuStar Energy

NXP Semi-Conductor

Nycomed US

Occidental Petroleum

Office Depot

Omnova Solutions

Oshkosh Truck

Owens Corning

Owens-Illinois

Panasonic of North

    America

Papa John’s

Parametric Technology

Parker Hannifin

Parsons

PepsiCo

Perot Systems

Pfizer

PhRMA

Pioneer Hi-Bred

    International

Pitney Bowes

Pittsburgh Corning

Plexus

Polaris Industries

PolyOne

Potash

PPG Industries

Praxair

Putte Homes

Purdue Pharma

QUALCOMM

Quest Diagnostics

Quintiles

Qwest Communications

R.H. Donnelly

R.R. Donnelley

Ralcorp Holdings

Rayonier

Raytheon

Reader’s Digest

Regal-Beloit

Research in Motion

RF Micro Devices

Rio Tinto

Roche Diagnostics

Rockwell Automation

Rockwell Collins

Rolls-Royce North

    America

S.C. Johnson

Safety-Kleen Systems

SAID

Sanofi Pasteur

Sanofi-Aventis

Sara Lee

SAS Institute

SCA Americas

Schering-Plough

Schlumbergr

Schneider Electric

Schreiber Foods

Schwans

Seagate Technology

Sealed Air

Securitas Security

    Services USA

Sensata Technologies

Sherwin-Williams

Shire Pharmaceuticals

Siemens

Smurfit-Stone Container

Sodexo USA

Sonoco Products

Sony Corporation of

    America

Southwest Airlines

Spectra Energy

Sprint Nextel

SPX

Stantec

Staples

Starbucks

Starwood Hotels &

    Resorts

Steelcase

Sun Microsystems

Sundt Construction

Sunoco

Target

Taubman Centers

Taylor-Wharton

    International

TeleTech Holdings

Tellabs

Teradata

Terex

Terra Industries

Textron

Thomas & Betts

Time Warner

Time Warner Cable

Timex

T-Mobile USA

Toro

Tribune

Tupperware

Tyco Electronics

U.S. Foodservice

UC4 Software

Unilever United States

Union Pacific

Unisys

United Airlines

United Rentals

United States Cellular

United States Steel

United Technologies

Universal Studios Orlando

US Airways

USG

Valero Energy

Verizon

Vertex Pharmaceuticals

VF

Viacom

Viad

Virgin Mobile USA

Visteon

Volvo Group North

    America

Vulcan Materials

VWR International

W.R. Grace

W.W. Grainger

Walt Disney

Waste Management

Watson Pharmaceuticals

Wendy’s/Arby’s Group

Western Digital

Western Union

Weyerhaeuser

Whirlpool

Whole Foods Market

Winn-Dixie Stores

    Wm. Wrigley Jr.

WPP

Wyeth Pharmaceuticals

Wyndham Worldwide

Xerox

Yum! Brands

Zale

APPENDIX B

SCHOOL SPECIALTY, INC.

INCENTIVE BONUS PLAN

as of December 17, 2008

1. Purpose. The Board of Directors of School Specialty, Inc. adopted this Incentive Bonus Plan to establish a correlation between the annual incentives awarded to the Participants and the Company’s financial performance. Subject to the terms and conditions of this Plan, the Participants will receive a discretionary incentive bonus and/or an incentive bonus tied to Performance Goals. The Plan will be applicable to Fiscal Year 2003 and subsequent years unless and until terminated by the Committee.

2. Definitions. As used in the Plan, the following terms have the meanings indicated:

(a) “Award Table” means a table similar in type to Exhibit A, with changes necessary to adapt to the Performance Goals selected by the Committee for the Fiscal Year and to display other objective factors necessary to determine the amount, if any, of the incentive bonus award for the Fiscal Year.

(b) “Board” means the Board of Directors of the Company.

(c) “Committee” means the Compensation Committee of the Board.

(d) “Company” means School Specialty, Inc. and its consolidated subsidiaries.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Covered Employee” means a Participant, the deductibility of whose compensation for federal income tax purposes is governed by Section 162(m) of the Code.

(g) “Disability” means a condition that entitles the Participant to disability payments under the terms of the Company’s long-term disability plan.

(h) “Free Cash Flow” means cash flow from operating activities less (i) additions to property, plant and equipment, (ii) investment in product development costs, and (iii) the change in amounts sold under accounts receivable securitization facilities, plus proceeds from disposals of property, plant and equipment.

(i) “Fiscal Year” means the Company’s fiscal year. The initial Fiscal Year is the fiscal year ended April 26, 2003.

(j) “Participant” means any executive or other associate of the Company participating in the Plan for the applicable Fiscal Year.

(k) “Performance Goals” shall mean the goals identified by the Committee to measure one or more business criteria, which may include any of the following criteria and which, where applicable (i) may be set on a pre-tax or after-tax basis, (ii) may be applied on an absolute or relative basis, (iii) may be valued on a growth or fixed basis, and (iv) may be applied on a Company-wide, business segment, or individual basis:

1.	Revenue
2.	Gross profit
3.	Gross profit margin percentage
4.	Operating earnings
5.	Operating earnings margin percentage
6.	Diluted earnings per share
7.	Diluted earnings per share from continuing operations
8.	Earnings before interest, taxes, depreciation and amortization (or any combination thereof)
9.	Net earnings
10.	Return on Invested Capital
11.	Cash flow from operating activities
12.	Free Cash Flow
13.	Total shareholder return

The above Performance Goals will be determined by applying U.S. generally accepted accounting principles, adjusted for (i) changes in accounting or (ii) extraordinary, unusual or nonrecurring items, including, without limitation, the impact of acquisitions or divestitures, as specified by the Committee upon the grant of an Award.

(l) “Plan” means this School Specialty, Inc. Incentive Bonus Plan, as amended from time to time.

(m) “Retirement” means the termination of employment of a Participant with the Company due to retirement with the consent of the Committee.

(n) “Return on Invested Capital” means a fraction, the numerator of which is earnings before interest, taxes and amortization, net of taxes, and the denominator of which is total assets, reduced by cash, investments and non-debt liabilities.

(o) “Salary” means base salary actually earned by a Participant during the applicable Fiscal Year.

3. Participation. Participation in the Plan for any Fiscal Year shall be limited to the Participants designated by the Committee by name or position. At the Committee’s discretion, a person who becomes a Participant after the commencement of a Fiscal Year shall be eligible to receive an award pursuant to Section 4 on such terms as the Committee may determine.

4. Determination of Awards.

(a) During the first ninety days of each Fiscal Year, the Committee will complete and adopt an Award Table substantially in the form attached as Exhibit A for designated Participants, but in all events for Covered Employees. The Award Table will fix the objective components for determining whether an award will be paid and, if so, the amount of the award. Awards are based on a percentage of each Participant’s Salary for the Fiscal Year, if and to the extent the relevant Performance Goal is achieved. If the performance falls between the Performance Goals set forth in the Award Table, the amount of the award will be determined by linear interpolation. The Performance Goals and targets for a Fiscal Year may not be modified after the first ninety days of the Fiscal Year have elapsed in the case of Covered Employees.

(b) Before any award may be paid for a Fiscal Year to a Covered Employee, the Committee shall certify that the Performance Goals and other requirements of the Plan have been satisfied for the Fiscal Year. No payments shall be made to a Covered Employee unless and until the Committee makes this certification.

(c) Even though the Performance Goals have been met, (i) no award to a Participant with respect to a Fiscal Year shall exceed $1,600,000, and (ii) the Committee expressly reserves the right to reduce or eliminate entirely any award if it determines it is in the best interests of the Company to do so. Such determination shall be conclusive and binding on the Participant(s) and the Company.

(d) In addition, for Participants other than Covered Employees, awards under this Plan can include discretionary bonus awards.

5. Payment of Awards.

(a) Subject to the other terms and conditions of this Plan, including certification by the Compensation Committee to the extent required for awards to Covered Employees, awards shall be paid during the first ninety days of the Fiscal Year subsequent to the Fiscal Year to which the award relates, but in no event earlier than the completion of the audit for the Fiscal Year to which the award relates. In all events, awards shall be paid no earlier than the first day of the Fiscal Year immediately succeeding the Fiscal Year to which the award relates and no later than the last day of such subsequent Fiscal Year. Notwithstanding the foregoing, a Participant may defer receipt of an award otherwise payable by filing a timely election pursuant to any deferred compensation plan maintained by the Company. In addition, if the Company has a deferred compensation plan in effect, and all or any portion of a Covered Employee’s award is not deductible for federal income tax purposes by the Company because of Section 162(m) of the Code, the Company shall require such Covered Employee to defer the non-deductible portion of the award. All awards under the Plan are subject to federal, state and local income and payroll tax withholding.

(b) Even if the Performance Goals have been met, a Participant shall receive no payment if the Participant’s employment with the Company terminates prior to the date of payment for any reason other than death, Disability or Retirement. A Participant who terminates employment for death, Disability or Retirement shall be eligible to receive an award based on Salary earned in the applicable Fiscal Year through the date of termination, if an award is otherwise payable pursuant to Section 4.

(c) If a Participant dies and is subsequently entitled to receive an award under the Plan, the award shall be paid to the Participant’s estate.

6. Administration. The Plan shall be administered by the Committee. The Committee may adopt rules and regulations for carrying out the Plan, and the Committee may take such actions as it deems appropriate to ensure that the Plan is administered in the best interests of the Company. The Committee has the authority to construe and interpret the Plan, resolve any ambiguities, grant waivers or exceptions to the terms of the Plan or an award, and make determinations with respect to the eligibility for or amount and terms of any award. The interpretation, construction and administration of the Plan by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel. The Committee, in its discretion, may delegate its authority and duties under the Plan to the Chief Executive Officer, President and/or other senior officers of the Company under such conditions and/or limitations as the Committee may establish.

7. Rights. Participation in the Plan and the right to receive awards under the Plan shall not give a Participant any proprietary interest in the Company or any of its assets or create contractual or other legal duties in favor of a Participant. A Participant shall for all purposes be a general creditor of the Company. The interests of a Participant cannot be assigned, anticipated, sold, encumbered or pledged and shall not be subject to the claims of his creditors. Nothing in the Plan shall confer upon any Participant the right to receive an award, be selected as a Participant or continue in the employ of the Company, or shall interfere with or restrict in any way the right of the Company to discharge a Participant at any time for any reason whatsoever, with or without cause. A person’s selection to be a Participant in any Fiscal Year does not give such person any right to be selected a Participant in any other Fiscal Year.

8. Successors. The Plan shall be binding on the Participants and their personal representatives. If the Company becomes a party to any merger, consolidation, reorganization or other corporate transaction, the Plan shall remain in full force and effect as an obligation of the Company or its successor in interest.

9. Amendment and Termination. The Board may amend or terminate the Plan at any time as it deems appropriate; provided that an amendment will be submitted to the shareholders of the Company for requisite approval to the extent necessary to comply with the requirements of Section 162(m) of the Code, and such amendment, and any awards made to Covered Employees pursuant to such amendment, will not be effective without the required shareholder approval.

Exhibit A

AWARD TABLE

FISCAL YEAR 20

A<---------(-)-----------B-----------(+)-------->C

Position or Name	Threshold Performance Level Specified: % of Salary		Target Performance Level Specified: % of Salary		Maximum Performance Level Specified: % of Salary
		%		%		%
		%		%		%

During the first 90 days of each Fiscal Year, the Committee shall set the Performance Goals using the following process.

Award Derivations

1.	Specify performance criteria to be used as the Performance Goals for the Fiscal Year, which may be used singularly or in combination, as the Committee determines, to measure the performance of the Company for the purpose of determining whether an award will be payable under the Plan to that Participant for the Fiscal Year.

2.	Identify the Participants in the Plan.

3.	Fix the applicable target Performance Goal for each Participant or position and percentage of Salary. (B)

4.	Fix the threshold Performance Goal for each Participant or position, below which no award is payable and percentage of Salary. (A)

5.	Fix maximum Performance Goal for each Participant or position, which results in maximum permitted award and percentage of Salary. (C)

6.	If the result achieved for the Fiscal Year is less or greater than the goal specified in B, but greater than the goal specified in A, the percentage award payable will be determined by linear interpolation, as provided in the Plan, between A and B and B and C, as the case may be, with C being the maximum.

ANNUAL MEETING OF SHAREHOLDERS OF

SCHOOL SPECIALTY, INC.

August 21, 2012

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be held on August 21, 2012:

School Specialty Inc.’s Proxy Statement and Annual Report on Form 10-K

are available online at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=07081

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

” Please detach along perforated line and mail in the envelope provided. ”

¢ 20330303000000000000 7	082112

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.   Election of Michael P. Lavelle to serve until the 2014 Annual Meeting of Shareholders as a Class I director and David J. Vander Zanden and Jacqueline F. Woods to serve until the 2015 Annual Meeting of Shareholders as Class II directors.

				2. Approval of the amended and restated School Specialty, Inc. Incentive Bonus Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐
NOMINEES:
☐	FOR ALL NOMINEES	O Michael P. Lavelle O David J. Vander Zanden			FOR	AGAINST	ABSTAIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O Jacqueline F. Woods		3. Advisory vote on the compensation of School Specialty, Inc.’s named executive officers.	☐	☐	☐

☐	FOR ALL EXCEPT (See instructions below)				FOR	AGAINST	ABSTAIN
				4. Ratification of the appointment of Deloitte & Touche LLP as School Specialty, Inc.’s independent registered public accounting firm for fiscal 2013.	☐	☐	☐
5. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				Number of shares ________

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:

Please sign your proxy card exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title, as such. If a corporation, please sign in full corporate name by the president or other authorized officer, giving full title, as such. If a partnership, please sign in partnership name by an authorized person and state your title.

¢

ANNUAL MEETING OF SHAREHOLDERS OF

SCHOOL SPECIALTY, INC.

August 21, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

COMPANY NUMBER

ACCOUNT NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be held on August 21, 2012:

School Specialty Inc.’s Proxy Statement and Annual Report on Form 10-K

are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=07081

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 20330303000000000000 7	082112

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.

Election of Michael P. Lavelle to serve until the 2014 Annual Meeting of Shareholders as a Class I director and David J. Vander Zanden and Jacqueline F. Woods to serve until the 2015 Annual Meeting of Shareholders as Class II directors.

				2. Approval of the amended and restated School Specialty, Inc. Incentive Bonus Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐
NOMINEES:
☐	FOR ALL NOMINEES	O Michael P. Lavelle O David J. Vander Zanden O Jacqueline F. Woods			FOR	AGAINST	ABSTAIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			3. Advisory vote on the compensation of School Specialty, Inc.’s named executive officers.	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)				FOR	AGAINST	ABSTAIN
				4. Ratification of the appointment of Deloitte & Touche LLP as School Specialty, Inc.’s independent registered public accounting firm for fiscal 2013.	☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				5. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement. Number of shares________

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: ■

Please sign your proxy card exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title, as such. If a corporation, please sign in full corporate name by the president or other authorized officer, giving full title, as such. If a partnership, please sign in partnership name by an authorized person and state your title.

■

	☐	■

	SCHOOL SPECIALTY, INC.

	This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Michael P. Lavelle and David N. Vander Ploeg, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse side, all of the shares of stock of School Specialty, Inc. held of record by the undersigned on July 2, 2012 at the 2012 Annual Meeting of Shareholders of School Specialty, Inc. to be held on August 21, 2012, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is indicated, this proxy will be voted FOR the election of the individual nominated to serve as a Class I director and FOR the individuals nominated to serve as Class II directors; FOR the approval of the amended and restated School Specialty, Inc. Incentive Bonus Plan; FOR approval of the compensation of the Company’s named executive officers; and FOR the ratification of the appointment of the independent registered public accounting firm, each of which is being proposed by School Specialty, Inc.

	(Continued and to be signed on the reverse side.)

■	14475	■